Exhibit 99(b)

FINAL TRANSCRIPT

The following transcript was prepared by CCBN — Certain limited portions of the transcript that were noted as being inaudible were filled in by representatives of ArvinMeritor, Inc.

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CCBN StreetEvents Conference Call Transcript

ARM — ArvinMeritor, Inc. Analyst Day

Event Date/Time: Sep. 30. 2003 / 9:00AM ET
Event Duration: N/A

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

CORPORATE PARTICIPANTS

Larry Yost
ArvinMeritor — Chairman & CEO

Carl Soderstrom
ArvinMeritor — CFO

Terry O’Rourke
ArvinMeritor — President and COO

Dan Daniel
ArvinMeritor — Senior VP & Pres., Light Vehicle Aftermarket

Tom Gosnell
ArvinMeritor — Senior VP & Pres., Commercial Vehicle Systems

CONFERENCE CALL PARTICIPANTS

Ron Tadross
Bank of America — Analyst

Gary Lapidus
Goldman Sachs — Analyst

Richard Hilgert
Fahnestock & Co. — Analyst

Mike Bruynesteyn
Prudential — Analyst

John Casesa
Merrill Lynch — Analyst

David Leiker
Robert W. Baird & Co. — Analyst

PRESENTATION

Larry Yost - ArvinMeritor — Chairman & CEO

Good morning, everyone, and thank you for joining us. We are very, very pleased to have all of you here today. There’s a few people at this table over here I would like to introduce. Vern Baker heads up the legal; Brian Casey, Treasurer; Lin (ph) Cummins, Communications, PR; Alice McGuire, the person that all of you want to get to know, our Vice President of Investor Relations; and Rakesh Sachdev, our Controller.

This is the boilerplate that we’re (ph) customary, and I will not read that for you. This is our agenda. I’ll make some introductory comments and then Carl Soderstrom, our CFO, will give you a financial update, followed by Terry O’Rourke, our President, Chief Operating Officer, and then Dan Daniel on our aftermarket business, and Tom Gosnell with the exciting news of the day, which is our commercial vehicle business. And then I will come back up and we will handle the Q&A, and at that time, we’ll talk a little bit about Dana.

So let’s get started. Investment highlights. Most of you know that we are the leader in most of our markets, and products that we serve, we’re either number one or number two; and we are working very hard to be number one in all of those. Throughout our business we have a very strong focus on return on invested capital and I have a chart that I will show you where we are consistently ahead of the average of our peers. And the good news at this point in the history of our Company is that we are well (technical difficulty) to rebound in the truck business. Our margins were up in 2002. We have had a difficult year in 2003, as Carl will touch on in the opening of his comments, but we are looking forward to markets that are solidifying and improving somewhat in 2004.

We are in a cyclical industry; we are not going to change that. But given that, one of the things that we have tried to do is have a diverse business — diverse with respect to the markets that we are in, 800 million in light vehicle

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ARM — ArvinMeritor, Inc. Analyst Day

aftermarket, over 2 billion in the commercial vehicle market — 2.4 billion, and a little over 4 billion in the light vehicle OE business. Diverse with respect to geography as well — North America 57 percent, Europe 35 percent, and the rest of the world.

Very important chart for you. This business, while it is making components and highly engineered components, we have a business model factoring strategy that results in us not having to invest large amounts of capital. And our CAPEX as a percentage of sales for 2002 was 2.7 percent. You see where that stands on our peer group. And for 2003 it is around 2.4 percent of sales. We are not starving the business; this is a level of spending that we can sustain many years in the future. And you have heard us talk about our manufacturing strategy before, and it is playing out just as we had expected it would.

The red vertical bars represent ArvinMeritor. These numbers are all in, including restructuring charges and so on. You can see the problems that we had in 2001 and the improvements that we made in 2002, and here you can see the outlook for 2003, 2004, getting up to around 10 percent. But our goal throughout this cycle is to get back in the 13 to 15 percent range. You see back in ‘98 and ‘99 we were at those numbers, so we know how to do it, and as soon as the markets return, we fully expect to be able to produce these kinds of numbers. You can see our performance compared to the average of our peers and you can see that we have consistently outperformed them. And I personally will be looking to see what those numbers are for our peers for 2003 and beyond. But we are very, very confident that we are going to be able to get up to these kinds of numbers, the target.

Our growth strategies. As I already said, we are in a very cyclical market — there is no question about that. We are trying to mitigate that somewhat by having diversity in our productline, in our business, and being somewhat successful. We focus principally on (technical difficulty) our business (indiscernible), and Terry will be talking about the opportunities that we have today. But of course we are continually — it is our job to be looking at strategic opportunities, and, of course, one of those is Dana and we will talk about that a little bit near the end of the presentations.

We expect to grow content per vehicle. We are in an industry where our customers are growing at GDP rates plus a little bit. That is not too exciting. But because of the many trends in the industry, which include outsourcing and transport modules and systems, we have an opportunity to grow. It is our strategy not to be an assembler, but to take the technology that we have in components, know that technology, and be able to develop modules and systems that can be better integrated, perform better, have higher quality and lower cost. And our core products focus on real issues for our customers, being safety, the environment, regulatory requirements and the performance, or what I will call the character, of a car. And you will see that coming through in the presentations that Tom and Terry will be making.

It’s important in a business to have good processes to be able to deliver on these objectives and goals and we clearly have those. Our technology roadmap process is one where we, in each of our businesses, understand the technology we have, understand all of the dynamics that are going on in the industry with our customer’s need, competitors in the technology itself, and then anticipating what technology will be required in the future and then laying out product plans that can allow us to capitalize on that technology. We develop business strategies for each of our productlines, each of the businesses and for the Company each year, and that is a very robust process as well. Our annual operating plan process, we expect the business to improve the performance each year. We challenge and we stretch each of the businesses and each of us to do so.

Performance management process is developing our people, making certain that we have the very best and those people that are going to allow the business to continue to grow and excel. Concept-to-Customer to customer is the process to take our technology from where we have a concept and develop it to the point where customers can use it — a very rigorous process because you know in this industry, launches for new product must be flawless. To be successful in this business, we must have a continuous improvement process. We have that. Ours is called AMS (ph), and the “White Shirt” is a people engagement empowerment program that has been rolled out throughout the Company,

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ARM — ArvinMeritor, Inc. Analyst Day

ArvinMeritor. Of course, supplier development, as we do more outsourcing, becomes more and more critical; quality systems — Shainin Six Sigma and others, and Web-based engineering.

So we will grow the top line through modules and systems that you’ll see more of in a few minutes. But we must also then continuously improve our performance of our business. That is the ArvinMeritor performance system. Our compensation systems are arranged so that all of the executives and literally thousands of others throughout the Company get paid a bonus only if we improve the performance of the business. And the metrics, the key metrics, are EPS growth, improvement in working capital as a percentage of sales, and a longer-term program, EPS growth and cash flow metric, which we are migrating to return on invested capital. This year, for all of us, there will be no bonus because we did not improve our EPS and our asset base and our cash management.

We have to have a relentless focus on cost, reducing cost and reducing capital. You will hear more about that. Cash is king, always is, particularly has been during this last downturn, and I think we have done pretty well, but now as the markets come back and our volumes increase, the challenge will be to focus on cash, make our investment decisions wisely, continue to hold our breakeven points down or reduce them. And a very intense return on invested capital focus in all of the our investment decision-making, and as I have already touched on, it is baked into our incentive plans.

Last year, my presentation at this forum, I talked about corporate governance, how important it was to our Company, the processes that we have in place, and expressed my confidence that we have some of the best practices in the country. I still believe that. We continue to review them, and one of the things that we are doing this year is developing an enhancement to our process where we have developed a 360 type of a review for all of the officers. We are using an outside consulting service to help us develop this review and to actually conduct it. There will be 95 of the top people in the Company that will be interviewed and an assessment will be made as to the integrity and the business ethics culture that we have at the top of the organization. The results of that survey then will be shared with the Board of Directors in our November meeting. And out of that, we would expect (technical difficulty) periodic review of our processes, the opportunities for improvement, and whatever internal controls we may find have opportunities for some improvement.

In the past, we have talked about and we still have our stock ownership guidelines, which we think our pretty stringent, pretty high. For Terry and me, we are expected to have five times our base in stock ownership, out and out stock ownership. The President and Senior Vice Presidents are expected to have three; other senior executives two times, vice presidents, 1.5, and others one time. We are permitted to accumulate this over a five-year period of time from a significant position change, and we monitor this on a quarterly basis. We think these things are very, very important to make certain that all of us are aligned with you, the investment community. We are very, very concerned about our investment, our personal investment, and to that extent we understand what your concerns are and we will drive the organization to give you the financial performance you would expect and the very best that we can get out of this organization. With that, I’ll turn it over to Carl Soderstrom, our Senior Vice President and Chief Financial officer and then I will be back (technical difficulty) take some questions.

Carl Soderstrom - ArvinMeritor — CFO

Thanks, Larry, and good morning, everyone. I am going to start out today and talk about 2003 a little bit, but most of my presentation today is going to be focused on 2004. Today, we are issuing some guidance on 2003, our fourth quarter and full year. We are guiding to 48 to 51 cents a share, and this is before the effect of a change in accounting principle during the fourth quarter of our fiscal year. FIN 46 became applicable to us. This is the variable purpose entity pronouncement, and we have determined that a lease that we have that holds our Detroit tech center as well as our Detroit manufacturing plant and our Columbus IT center have to be consolidated under the FIN guidelines. That will be about a $30 million increase in debt on our balance sheet and will result in a catch-up depreciation adjustment of about 7 cents a share, and that will show in the earnings as a change in accounting principle.

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ARM — ArvinMeritor, Inc. Analyst Day

On the 48 to 51 cents, at the end of the third quarter, we said we would update you further later in the quarter on the effects of two transactions, two events that we were working on. One was the sale of our central tube facility in Columbus, Indiana, and today we are reporting that that will result in a $19 million pre-tax gain, or a 19 cent a share impact on the quarter. We also announced at the third quarter conference call that we were going to have some incremental restructuring charges and that we would announce the impact on the quarter. Those will be 7 cents a share in the quarter. In addition to these two impacts, we have had some other changes that have impacted our current guidance, including some incremental warranty costs. We’ve had some account reconciliation adjustments that we’re making and we have some new product launch issues that have added some cost to the quarter. All of these are onetime items, with the exception of the new product launch cost, and we expect some of those to impact us in the first quarter as well.

Moving on to 2004, I am going to go through each business individually and do a sales walk-through for everybody. But in the light vehicle business, looking at the markets, we expect the markets to be slightly down next year. For our fiscal year, we’re looking at 15.8 in North America and 16.2 in Europe, which is down about a percent from this year. You can see that the first quarter has the worst year-over-year comparisons for volume and then we kind of catch up, but by and large, we are just kind of waffling in the — slightly below where we were last year. Most people report — most of our peers report calendar year numbers, so we tried to calendarize the numbers for you, and I think if you look around you can see that these numbers are middle of the road or slightly conservative from what some others are projecting. So we should hopefully have (indiscernible) if some of the more optimistic estimates hold true.

We report net new business on a quarterly basis. This is really business that we win less business that we lose, and this number at the end of the fiscal year is going to be about 765 million for the (indiscernible) years. That is up about 45 million from what we said in the fourth quarter. There had been some year-over-year movements between the years, but we have also added some (indiscernible) in the ‘05 time frame. So if you take this as well as the market and some other factors, this is how we see the sales change year-over-year. Net for our light vehicle business, we see $330 million worth of increases, and you can see the $360 in the net new business category. We have $135 million in acquisitions and divestitures. This is largely driven by Zeuna Starker. It’s the exhaust business that we bought in Europe at the end of the first quarter. This is primarily a first quarter phenomenon and so after the first quarter this gain will go away. There’s also a slight negative based on the central tube facility sale. We did have some outside tube sales to other customers, but net-net, most of that is the Zuena transaction.

Exchange. Our assumptions for 2004 are basically driven by a euro in the (indiscernible), and being as the euro really started to peak late in our first quarter and off into the second quarter last year, we have an impact of $65 million year-over-year in the change in the exchange rates. Not just the euro; the Canadian dollar and the real and others, but primarily the euro. And again, that is mostly going to be impacting us in Q1 where we have the worst year-over-year comparisons. We expect reductions for volume, the market volumes as well as price givebacks to our customers, of $105 million. And then we expect also a $125 million impact for vehicle mix. As VOEs (ph) are bringing out more and more new platforms, the attractiveness of the existing platforms where we have our existing business line declines and this results in an unfavorable mix condition for us. So net-net, $330 million in new business — or in incremental top line growth for our light vehicle business in ‘04.

Turning to the commercial vehicle market, and as Larry said, this is really the growth engine for our business, a huge cash generator as the markets return to more normal areas. And you can see that we are expecting the North American market to be up 34 percent year-on-year to 222,000 Class A vehicles. This really accelerates in the second, third and fourth quarters. We also expect the trailer markets (technical difficulty) to be in line with the truck market, so we expect strengthening of the trailer market during that same time period. If you look at Western Europe, you actually have negative year-over-year comparisons in the first two quarters. It turns positive near the end, and all in all, it is pretty flat year-over-year. So as we build

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ARM — ArvinMeritor, Inc. Analyst Day

up the change in the CVS sales, we have 395 million year-over-year growth, of which 235 million is volume and pricing. Pricing is pretty neutral in this marketplace, so it is mostly driven by the volume there.

We have some new products that we are introducing and we are winning some new business. We’re getting into the commercial vehicle exhaust business, and that is growing, and Tom is going to talk about our opportunities there and the investments we are making to grow that business going forward. We are picking up some business that we didn’t have before, like the Mack business that we previously announced. And in addition, on the acquisition and divestiture, we are picking up some incremental sales in Mexico that were formerly handled by a joint venture partner of ours. And of course, there is an exchange component of the CVS businesses as well.

Turning to our light vehicle aftermarket, this is the business that continues to experience year-over-year declines in sales, and you can see that we are projecting $27 million due to pricing and market levels being down year-over-year. And that is partially offset by growth opportunities, and these are growth opportunities in markets outside of the U.S., and I think Dan is going to cover those when he talks in his pitch (ph) later on. So when you rub (ph) all that stuff together, you can see that our sales will be up roughly $730 (ph) million year-over-year. The other categories, our road porter (ph) business, that is going to be up slightly as well. That business has been picking up during this year and total sales next year of around $8.5 million (ph).

I would like to turn to a couple of issues that affect our numbers for next year and the first of those is pension plans. You can see here that our funded status in our pension plan has deteriorated during the year by about $200 million. We measure our pension plan as of June 30, so our year goes from June 30 to June 30, and we also set our assumptions for the following year as of June 30. One of the big drivers here is the discount rate on June 30th. The discount rate was 6 percent; last year’s assumption was 7.25. And that 125 basis point decline was worth about 160 million as far as increased PBO obligation. So basically, the year-over-year funding status has deteriorated, and going forward, that has impacts as far as expenses and contributions for us. We are expecting our expenses in 2004 to be $67 million for pension. That is up about $25 million from (ph) last year. And we are expecting about a $50 million increase in our contribution level. You can see that of the other assumptions, the only other change was the slight adjustment to compensation, and that really had very little impact in the overall numbers.

Similar situation on the retiree medical side. With the change in the discount rate, we are seeing retiree medical expenses and payments up by 6 to $7 million next year. And we continue working to try and reduce the cost of our retiree and active employee medical coverage. We’ve made some benefit changes during the year in 2003. We have some plans in 2004 that we are implementing to consolidate carriers. We are negotiating some better discounts with our PPO providers, and we’re institute healthcare advocacy programs, and we think all of these will help to further drive down healthcare costs in the coming years. As far as our healthcare experience this year, for the 2002 to 2003 level, for active employees, we’re running just around 9 percent on year-over-year increases. So we think that these assumptions going forward are doable.

Turning to debt and interest assumptions. These numbers are where we expect to be at the end of a year. They also include the $30 million that we’re putting on the balance sheet from this lease that we are (indiscernible) based on our Detroit and Columbus facilities. You can see that this year we are going to end the year with 1 billion 531 in debt. We also have our receivables securitization program of $286 million, and if you look at our average cost of interest during the year for our debt levels, it averages around 5 percent. It is probably a little bit lower than that now, but it was higher at the start of the year as the interest rates came down. Next year, we expect to generate some strong cash flow even after paying these higher pension and (indiscernible) costs, and so you can see that we’re expecting to generate and pay down about $100 million or slightly more of debt. We’re expecting the interest rates to come back up a little, but basically to average about the same level as we are this year. All in all, our interest expense next year should be about flat with this year. Those of you who are busily multiplying 5 percent times those numbers will notice that they

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ARM — ArvinMeritor, Inc. Analyst Day

don’t (indiscernible) out, and the difference is really the fact that this is a year-end number and the quarters shake out differently, and then there is also interquarter debt that probably averages a couple hundred million dollars at any given point in time, and this is similar to other companies’ experiences.

Effective tax rate. We have enjoyed tax rates over the last couple of years of 32 percent. This is lower than the statutory rates and really we have enjoyed that by taking advantage of some opportunities in the structure of our Company, and structures are really driven to support the businesses. We are seeing some changes in tax legislation that is really changing some of our benefits that we are expecting in the future, and we continue to look for opportunities to tax-effectively structure our Company. But at the current time we’re looking at rates in the 35 percent rate going forward for 2004 to 2005.

Turning to the full year for 2004, you can see we’re going to be up about 9.5 percent on the sales line to about $8.5 billion, and our net income is going to be up about 15 percent, giving us an EPS of $2.20 $2.40. On the next slide, I will run through kind of a high-level causal (ph) of how you can get to that number. We’re looking at about an average of 28 cents of change year-over-year. We are getting about 52 cents from volumes; we are getting about 38 cents from net performance, and this includes restructuring and material and labor performance net of cost increases, and it also is net of pricedowns that we give to some of our OEs. We’re expecting a 12 cent impact on the tax rate change from 32 to 35 percent. We had the CTF gain I talked about — that was 19 cents, and then the increases in pension, and those (indiscernible) amount to about 31 cents.

Turning to cash flow, as the CVS business kicks in and it really starts kicking in in the second, third, and fourth quarters, this business generates a lot of cash. And this year, we are going to be slightly negative in free cash flow but next year we expect to make that up and then some. Next year we’re expecting cash from operations before end receivables factoring of about $350 million. We are expecting CAPEX of about $200 million, and you can see that (indiscernible) is really going to generate about $150 million worth of cash to pay dividends and pay down debt. Like I said, this is really the start of the CVS business. As we expect the CVS markets will continue strong, at least through the (indiscernible) that happen in the 2007, 2008 period, we should see this type of cash flow going forward.

Now turning to the outlook in the first quarter guidance, you can see the first quarter here is a little anemic and we have a little bit of a hockey stick going forward. There are some things that are affecting the full year that we have already talked about — the (indiscernible), the tax rate — those impact the whole year. And then there are some things that are impacting the first quarter to varying degrees vis-a-vis last year and future quarters in the coming year. One of those things is higher spending levels. We are increasing our engineering spending in both the light vehicle OE business as well as the commercial vehicle business. Terry is going to talk about his undercarriage wins, and we are expending engineering resources to develop undercarriage modules and systems. We also are launching a tech center in Detroit that should be up and running the early part of this fiscal year. And both of those are going to drive some increased expenses in the start of the year, which should continue but taper off when you look at a year-over-year comparison because we have already started accelerating some of that spending going into the end of this year.

We have a similar situation in CVS that Tom is going talk about — his exhaust — commercial vehicle exhaust business and the opportunities he has on the heels of the new regulations that are coming on board. This is a huge market opportunity for us, and we are investing some significant dollars to launch that initiative. Also Tom will talk about the same types of opportunities that Terry will talk about in stability systems, undercarriage modules and systems, and we’re also investing some engineering resources there. Some of these launch costs (indiscernible) in the fourth-quarter performance continuing to run (ph). Those are primarily light vehicle launch issues and the apertures and undercarriage businesses. We have — the first-quarter is traditionally a mixed quarter for us in the commercial vehicle business — the aftermarket business, which is one of our highest margin parts of the business, is down seasonally. We’re also getting hit this year with a phaseout and phase in, actually, of a government program that we have. So we are seeing, as the

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ARM — ArvinMeritor, Inc. Analyst Day

FMTV phases out the current contract and the new one phases in, we are seeing a sharp reduction in sales and the government products area has pretty impressive conversions on those sales.

And I guess the last comment on the first quarter is that we had some (indiscernible) onetime charges in ‘03, and those also affect the year-over-year comparisons. But as the CVS business kicks in, we will make that up. Some of these, like I said, will phase out over the course of the year when you look at a year-over-year comparison. The currency issue tends to go away as the second, third, and fourth quarters of last year had currency levels more in line with what we are experiencing, so we won’t have the transaction impact differences year-over-year that we had last year. Again, the effect on the backs of largely the recovery in the CVS market will have a strong (technical difficulty) $2.20 to $2.40 in EPS in 2004. With that, I will turn it over to Terry O’Rourke, our Chief Operating Officer.

Terry O’Rourke - ArvinMeritor — President and COO

Good morning. I am subbing this morning. I am subbing for Juan De La Riva, who recently assumed the presidency of our light vehicle group. Juan is in Campinas, Brazil participating in his son’s wedding. I talked to Juan over the weekend. It was about 83 degrees; he was sitting by the pool nursing a (indiscernible). I think he got the better end of the deal. But he would love to be with you this morning. And I think on a more serious note, in the future, as you get to know Juan and witness his leadership in light vehicle, I think you will come to the conclusion that we believe very deeply in, that he is the right leader for this business at this moment. He has deep experience in light vehicles globally; he is very knowledgeable with the customer base; he understands the product and he understands the market; and he is a strong leader. Looking forward to great progress in this business under Juan’s leadership.

Let’s take a look at light vehicles. First we’ll start with looking at the business today, the dynamics in the market, the strengths of the business, the growth strategy, and conclude talking a little bit about our cost focus.

As Larry mentioned and as Tom will also discuss, in our original equipment businesses we intend to leverage our technological confidence and critical components to see systems and to do true systems integration. We are not about labor arbitrage. We’re about leveraging our technical expertise in the critical components in selective systems and modules, and driving improved value for our customers and for the consumer. A few demographics. Light vehicle systems is about a $4.3 billion business. It’s really split up into three (technical difficulty) — emissions technology, the apertures business, and the undercarriage business. Light vehicle systems operates in 18 countries with 58 manufacturing sites and has 17,000 employees.

It is, from our perspective, a decently balanced business geographically. Europe and North America are about the same size. That’s unusual, at least in my experience, for most light vehicle North American entities. Obviously, we would like to be a bit bigger in Asia and South American and we are working on both of those. Our customer base, we are reasonably diverse. Again, unlike many of the folks in the light vehicle industry, more than half of our sales occur from outside the North American big three. The base is — obviously, you would like the Toyota line to be a little bigger, but other than that, I think we are in reasonably decent shape in terms of customer diversity.

Key platforms which we have. You will see the wide array of customers, and I think there are two takes from this, at least for me. One is there’s a (indiscernible) level where there are lots of (indiscernible) means we have content in the wide variety of our product. That is terrific. But as I look at the white boxes, I also think of it as opportunity. We obviously have the path to market with those customers, with those (indiscernible) going forward to be replaced by newer platform, we hope to have more blue and less white. These platforms represent about $2 billion light vehicle systems revenue.

(indiscernible) about the market dynamics. As many of you know as well or far better than we, North America and Europe are mature, stable markets, relatively little growth, 1 to 2 percent a year on average. The growth is in the emerging markets. We are — for us, the good news is we are in those markets; our footprint is truly

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ARM — ArvinMeritor, Inc. Analyst Day

global. We have followed our customers around the globe and we’re well positioned to take advantage of that growth. Our top six global customers represent about 70 percent of the growth opportunity around the world.

The most persistent reality in our market, excess capacity. It has been true for a long time. That graph could go back at least another 20 years and it would still show excess capacity. And although the recent agreements between United Auto Workers and the Big Three appear to contain some opportunity to reduce that excess capacity a touch, my belief is — and I think most people in the industry — is that if we project out another 20 years, there’s still going to be more capacity than there is demand. That leads to pricing pressures for the OEs. They obviously share that pressure with us. Material costs are still increasing for us, (indiscernible).

Of note, for the North American markets, the truck and SUV field is getting very crowded, not only with additional nameplates but also with additional companies. The consumer is king. Vehicles have, in recent memory, never been more affordable. It takes fewer workweeks today to buy a car in both North America and Europe than it has for a good long time, and that is largely because of the reality of overcapacity.

Our strengths, and Tom will also be showing this in commercial vehicle, we are number one or number two in major markets in most of our components, and again we intend to leverage that (technical difficulty) modules and systems. In emissions, we are number one in the (technical difficulty) world.

Growth, we want to further diversify our customer base. We intend to lead this industry in systems integration and selected modules, and want to capitalize on our strong component businesses. We are going to drive manufacturing cost reductions. We’re going to leverage our global footprint. We are going to execute supply chain management, and we’re going to use the continuous improvement tools that Larry mentioned which I will talk a bit more (technical difficulty) that we drive ourselves to be as efficient as possible.

A couple of examples of expanding the customer base, the first one is a regional issue really. (technical difficulty) Mexico and San Luis Potosi, many of you know that, you’ve been there with me; a great plant. And because we were there serving Volkswagen and others in Mexico, as well as exporting back to the states, we were able to get the Nissan Sentra business. And there is another example here that really ultimately relates from our performance for Nissan in Europe and Sunderland UK and our relationship with Renauet.

The next one is a conquest that is really exciting for us, it’s a fairly significant piece of business, about $150 million for Hyundai in Alabama. It is both exhaust and the door module, and on the door model interestingly enough it is very interesting what is going to happen. We are the technology partner in this transaction. That is really important for us. We very much always want to be the technology partner. We’re going to be shipping components, technical components for the window regulator system to Korea in 2004 to our partner who will assemble it there. We will do the manufacturing and assembly here. So we’re getting component sales for both markets and assembly here. It is the kind of partnership that we think can work very well for us going forward.

There is obviously a huge opportunity once you enter systems and modules. Today on average we have about $100 worth of content per vehicle and we think the potential is at least $1500. Significant, significant opportunity. We will never get to $1500, but we sure as heck can double or triple where we are at. An example in the air and emissions technology work, the systems and modules and component integration, you can see there, with molding, we have been traditionally — a lot of our work has been in the cold end. We are focusing on the hot end. This picture (indiscernible) is a fabricated manifold. We are producing these in Europe, and they have a couple of features that are very important. Although they are more expensive, they provide heat to the engine, let the engine heat up much more quickly and provide that heat to the catalyst more quickly, which helps for emissions, and they can fit in packages — great package efficiency that cast does not have. Then you can see the catalytic converter. This one isn’t the diesel system, but if it were, it would have a diesel particulate trap, as well, where our Zoina Starker entity is the world’s leader.

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

We think diesel is significant opportunity for us. Today in Europe, more than 40 percent of the vehicles are diesel-equipped. There are those who believe it will get to 50. And the diesels today are not the diesels any of us tried to drive 25 to 30 years ago. They are terrific engines with terrific low-end performance. I don’t know how you would ever demonstrate this in Manhattan, given the traffic here, but I would tell you they remind me of the muscle cars of the ‘60s. Next time you’re in Europe, rent a diesel and drive it — you will enjoy it. They also leave great opportunity for us as we move to handle the emissions issues associated with diesel, as we’ll talk about right now.

We have in Europe 12 vehicle programs with six major European OEMs with about $300 million a year. Our system meets EURO4 requirements, which come up in January of 2005, and we are working hard on systems that will help us meet EURO5 standards, which come up a few years later. This is part of our movement away from cold end toward hot in the air and emissions technology business. We have gotten great OEM acceptance, as you can tell when you (indiscernible) 6 different European OEMs, 12 platforms. This business, by the way, is in my judgment the preeminent producer today of diesel particulate traps.

On the aperture side, we’re moving away from just providing components like window regulators and latches, but those components remain very important to us. This is a great example in my mind of how we are going to leverage our component technology. There’s two important things about a door for most of us. We’d like it to open and close only when you want it to and you would like the window to go up and down. A couple of you are old enough that you may remember that in the ‘70s — I know John Casesa does, probably — fixed glass, John — remember when we were going to go to fixed glass? Great (indiscernible) savings typify the product, but I think McDonald’s has solved that one forever. Moving from those components all the way up to the glass motion (ph) module, which I’ll talk about in just a moment, and to complete doors.

We talked about using technology and this is, I think, a marvelous example of that. We are using the door structure in lieu of the structure of the window regulator to move the glass, which is a development project we have going with a few car companies at the moment. They are interested and excited. It has weight savings; it lets us use our anti-squeeze system. Those of you who drive European products in this country probably have anti-squeeze. It means your older kids can no longer try to squeeze the hand of your younger kids by pushing the up button because the window stops as soon as it feels the pressure. They’re rattle-free. This is very easy for either us or the car maker to assemble. And because it’s a simplified (ph) product, it has improved NVH.

On the undercarriage side, again, moving from components such as stabilizer bars, torsion bars and shock absorbers toward corner modules and suspension systems. And we have talked before about the suspension system win we had — it’s a $300 million program; we launch it next summer. We’re still not supposed to officially identify it, but I guess I will tell you it is for one of the Big Three with a parent in Europe led by Jurgen Schrempp. You can probably figure that out. It is a really important product for us. We have learned an immense amount working with the OE engineers on this. Our ability going forward to handle the NVH characteristics on this kind of product and to make sure we have the manufacturing processes in place to assure effective, just in time delivery at great quality levels is going to be really helpful for us going forward. As Carl mentioned, a three-year look at the business (indiscernible) is about 7 percent. The little higher level in 2004 is principally driven by the undercarriage module we just talked about.

We are global. In fact, I don’t know if you recall, but on one of the platforms listed with the Toyota Corolla, we support that program with various products in India, in Europe and in South America. We are where our customer is. We will support them throughout the world. Talk a little bit about (indiscernible) cost. Larry mentioned it and all of us — Carl did and we will today — but we have got to make sure we are the most efficient producer possible, given the challenges and opportunities in our market. We are streamlining our assets; we are closing and consolidating some manufacturing facilities. You’ve seen some announcements on that. We are downsizing other facilities. We’re going to be consolidating some technical centers. But more importantly, as we talk internally, as we

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ARM — ArvinMeritor, Inc. Analyst Day

take these restructuring actions I think for all of us it reinforces our belief that we need to be very disciplined in using economic profit focus in making new investment. Because the best restructuring is the restructuring you don’t need to do because you didn’t put the asset in place in the first place. This will lead to engineering efficiencies and will contribute to margin improvements.

We’re also going to leverage our cost improvement tools. We have the AMS program that Larry mentioned. It is a very good lean manufacturing system. Under Juan’s leadership, I am positive that they will drive it throughout each and every plant, each and every cell. Shainin and Six Sigma is something we use very effectively both for problem solving and (technical difficulty). In value analysis, value engineering, a term you haven’t heard as much about in recent years, but I believe personally is a critical component in making sure that we can offset pricing in economics with cost reductions. A number of our products, as we’ve said in the past, are safety-related. It takes longer to introduce — cost reduce engineering changes. That in my mind simply increases the need to focus very intensely on it, and that business is doing that at the moment.

So we intend to diversify our customer base, see models and systems based on technology, drive our cost focus, streamline our present asset base and make sure we only put in place in the future assets that are needed. With that, I’m going to turn it over to Dan Daniel, who will talk to you about the light vehicle aftermarket.

Dan Daniel - ArvinMeritor — Senior VP & Pres., Light Vehicle Aftermarket

Thanks,Terry, and thanks to all of you for joining us today. I am pleased to have the opportunity to update you on our light vehicle aftermarket business and share our views of the future aftermarket and update you on our strategies and what we are doing to grow and improve our returns for our shareholders. For those of you who may not be as familiar with the automotive aftermarket, it’s an industry that has been around for a long time — nearly 100 years, and it’s a very large and dynamic industry and one that has had substantial change in the last few years, and I can assure you the next few years will show substantial change as well.

Our business is nearly $850 million. Our revenues were down slightly in this fiscal year, or are down through nine months in this fiscal year. That doesn’t account for the fact — does include the consolidation of our Gabola (ph) Venezuela joint venture this year and include the appreciation of the euro in our European aftermarket business. Operating margins on a nine-month basis are at 3.5 percent; that is down sharply from the prior year, primarily due to a very weak European exhaust aftermarket and the cost in our efforts to reposition and restructure our business as we deal with declining core markets. Our 5000 employees operate 12 different manufacturing facilities around the world. Our business is split roughly two-thirds in North America, one-third in the rest of the world. We have three primary product categories — exhaust systems, ride control and filters. In this fiscal year, following the acquisition of Purolator Filters nearly three years ago, our filter productline is our largest. In addition, we have been able to leverage our distribution network into other products, which represent about 2 percent of our sales today. This is an important and growing product category for us, and these are brakes and wiper blades and chassis parts that we have been able to take to our key installer customers, and I will be talking more about that in a few minutes.

Like most industries, the aftermarket has had substantial consolidation in the last few years and that is continuing today. In the whole sales segment, the traditional customers are continuing to acquire smaller distributors, plus the leading wholesale customers, NAPA and Car Clutch, are continuing to do that today. In the fast-move (ph) business, tremendous consolidation among the fast-moves, led primarily by the mergers and acquisitions of the major oil companies. In addition and a little bit newer to the aftermarket than perhaps our other businesses is the globalization effect. While the customer base in the aftermarket is still pretty regional — North America and Europe — the supply chain is becoming increasingly global, with new global competitors on the one hand. But on the other hand, it is opportunities to improve our global sources; we have lots of facilities around the world in our LVS and CVS business, and that positions us well to take

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

advantage of the global sourcing opportunities as well. And the aftermarket is very much a distribution service and working capital management business. So with global supply chains, an opportunity to win in the future is for those companies that are able to manage their supply chains more efficiently going forward.

One positive trend for the aftermarket is the continued growth of performance productlines in nearly all product categories. There are some really exciting new products and market opportunities and that’s an important part of our growth strategy. Increasingly, the market for our products that we look at includes not only our core productlines of exhaust and ride control and filters, which have growth of flat at best, increasingly we’re looking at under-car and under-hood productlines. These are products that our major installer customers use on a more frequent replacement basis, and that expands our addressable market. And what really helps us get into this segment of the market is our distribution capabilities. So with our revenues today of nearly $850 million, we see growth in this segment with our share just over 10 percent today.

While the aftermarket is certainly challenging and there’s little margin for error left in this business, we do have some building blocks that we are building on for the future and improving our business. We have some of the leading brands in the industry with Arvin Exhaust and Gabriel Ride Control and Purolator filters. And while our strategy has been and will continue to be to market these brands in conjunction with our strategic customers and some joint marketing activities, we do have planned some increased support from both our Gabriel and Purolator product categories going into 2004. We think that is important to build on our strong market positions in both North America and Europe, where we have a number one or number two market position in most of our major markets.

One of our major assets in our light vehicle aftermarket business is our customer list. You see the logos of the winners of tomorrow’s aftermarket. We have the leading wholesalers and retailers and installer chains, and these are the folks that are going to continue to consolidate and grow their segment of the aftermarket in the future. We are very much focused on finding ways to partner more closely with these companies and sell them more. That is one of the benefits to our growth strategies, is it is very much focused on our current customers. So we don’t have the high costs and disruptive practice of changeovers and some of those kinds of activity. So we consider our current customer base our best prospect and continue to work more closely with them to sell them more.

That is the independent aftermarket side. We have a very strong OE service business with most of the major automotive and their service networks around the world. This is a solid business in both North America and Europe. We have continued to be recognized for superior service in this segment with two weeks ago receiving for the second year in a row the Platinum Award from Toyota (technical difficulty) and we were one of six manufacturers to do that. So we are very proud of that and have done a great job with Toyota in their OE service business.

We have some nice diversity in our aftermarket business. One of the major opportunities that we are leveraging is our metallic substrate business. We manufacture metallic substrates in Europe and are able to leverage that business into some of the premier auto makers in Europe — Ferrari, Lamborghini, and Maserati are customers — as well as two-wheel opportunities that are growing for us with our business with Aprilia Ducati and BMW motorcycles. So our aftermarket catalytic converter business is not just for the independent aftermarket; it is a piece of business that is solid in opportunities for the future.

While aftermarket is clearly not a growth business per se, we do have opportunities to offset our core market decline and we are focused on specific products and some distribution opportunities and some geographic market expansion as well. I mentioned performance products earlier. These are new and continuing to grow products. Some of the demographics are very young people that are spending a lot of their money on upgrading their cars. The nice thing is they are taking off original equipment systems that are still functioning well and these typically are pretty good margin products. So this is an important growing segment for many, many categories within the aftermarket. I know several of you

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

will be at the Gabelli conference in Las Vegas in a few weeks and plan to spend a little time at the Apex (ph) show. I would encourage you to take an hour or so and go to the SEMA show, which is the Specialty Equipment Manufacturers Association, and just get a few of some of the exciting products that are happening in the performance product category and get a flavor for the performance business. I mentioned catalytic converters. That market continues to grow in both North America and Europe, and that is a plus as we struggle with the decline in core exhaust business. And in filters, cabin air filters are growing and systems and models, as Terry talked about on the LVS business, is an important part of our future OEM filter business as well.

In terms of geographic growth, we’re really focused on Mexico, Brazil and the Far East, primarily China. We are well positioned with existing infrastructure facilities, people, administration in our LVS and CVS business. That allows us to grow our aftermarket business without making high-risk investments. It also gives us a strong platform for globalization of our supply chain, and we have recently taken steps to expand our production in Mexico for both North America exhaust and ride control. Globalization is a plus on the supply chains side, as well as these market for future growth opportunities.

I mentioned distribution and service a few minutes ago. That has been one of our historical strengths in our aftermarket business. It is really what has opened the door for us to deliver other productlines that we don’t manufacture to our key installers. Our largest customer that we service with these activities is Meineke, where we deliver brakes and wiper blades and chassis parts and belts and hoses. In addition, we have some fast-move business where we deliver specialty filters as well as wiper blades. This is an important piece of business for us. It takes us more into distribution into our installer customer base, and we are currently working with some key customers on expanding that activity.

Our actions for the future are very clear. We have to continue to find ways to align our capacity and infrastructure for future market demand. We are building our Gabriel and Purolator brands and increasing our marketing competencies with our major retail customers and leveraging our distribution system into additional productlines for the future. Doing this, all the while being maintained an intense focus on improving our margins going forward in the challenging automotive aftermarket. It is certain of the aftermarket will be around for a long time. I believe the structural changes that we have seen will continue. I think you’ll see the major players in the aftermarket get stronger and become more closely aligned in partnering to take out supply chain efficiencies. The growth challenge is significant in our business, and I think one of the positive things we have seen from our industry is the coming together in the last year or so and some increased collaboration to tackle the growth challenge that is significant in the aftermarket of the future. Things like the V-Car Carower (ph) campaign I think is strong evidence that the industry is coming together to tackle this challenge that is significant for many companies in the business. And I think that is important, something that is new to me, and I have been in this business now for 17 years, so I think that is a strong plus. ArvinMeritor has been a leader in the aftermarket; we’ll continue to be so in the future. Thank you for your time and attention and now I will turn it over to Tom Gosnell.

Tom Gosnell - ArvinMeritor — Senior VP & Pres., Commercial Vehicle Systems

Good morning. It is nice to see so many familiar faces again this year. We appreciate you coming and making time for us today. It is probably a curious notion for some of you to think about discussing strategy for components for trucks, trailers and buses, and have that termed exciting, as Larry did when he started this morning. But you know, I think I am fortunate. I have been in the commercial vehicle industry for 30 years, 24 of which have been with this Company, and I think it would have been a shame to have worked in an industry as long as I have and missed this particular point in time. There are a lot of dynamics in the industry that I think many of us who have been in it for quite while were waiting to happen, whether it was consolidation, globalization or what have you. Many people outside this industry have viewed it as a mature industry, one that can’t offer much growth. What we have really seen in the last two to three years is an expansion of this industry. We certainly better understand and recognize the growth

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

opportunities we have geographically as well. So it is a very exciting time for somebody who’s a truck dummy like I am, who’s spent that much time worrying about components for really vehicles with which people make their living. It is an exciting period of time and I’m going to be really thrilled to share with you today some of the opportunities that we have over the next five years for this business.

For those of you who are familiar with our Company and particularly familiar with commercial vehicle systems, what you’re going to recognize today is that the strategy I’m here to discuss with you is consistent and remains largely unchanged from what I described a year ago. I take great confidence and heart in that. And we’re also going to talk about the fact that in many cases we are winning with that strategy. We have actual awards, whether they’re developmental or commercial awards, that we have received in the last 12 months that really indicate clearly our growth picture is real and achievable. We have clear strategic initiatives I’m going to discuss with you to offset the cyclical nature of the North American market. I think it is fair to say that over the last 30 years, the commercial vehicle systems business has been a very strong one for the Company, but we could expect that 2 out of every 10 of those years we were going to see a real cycle down in the North American market, just like the one we have been experiencing the last couple of years. And certainly one of our responsibilities in CVS is to offset that as we go forward. And we have clear initiatives for doing that, be it geographic expansion, as well as market share and penetration and content per vehicle on new products as well, and we intend to do that. We made good progress on that as well this year.

So with that, let’s start through what we’re going to discuss with you this morning. We are going to go through the same agenda that you have seen with the rest of the guys here this morning, come back with a summary at the end. For those of you not familiar with the CVS business of ArvinMeritor, we are a market leader. We are the market leader in most of our products, both in North and South America as well as Europe. That has changed. Five years ago, we have would not have been able to say that about South America and Europe, but our geographic initiatives have given us great strength in those markets. Our revenues in 2002 were just over $2 billion, and that doesn’t include the revenue that we don’t consolidate from about a dozen very strongly operated joint ventures that we have around the world to both serve those markets and also our key sources of layered capacity for what has been historically a very asset-intensive business within the Company.

Strong improvement through the first nine months of 2003 when compared to 2002, and those improvements have come in a market that is actually lower than it was in 2002. Everybody here should be familiar with the fact that in 2002 the emissions buy-ahead boosted the market, beginning in the spring of last year, and really continued on into November and even December as the buy-ahead protractors (ph) to really give the customers what they considered proven engine technology in emissions control. And at that level, we represent about a third of the Company’s revenues. We are the industry’s most complete source. This is a vast and detailed array of the products that we provide to typical tractors and trailers. I’d like to remind you again, though, we are more than a tractor-trailer systems provider. We also have key positions on buses, coaches, motorhomes and a variety of other commercial vehicles globally, as well as a very strong aftermarket business within CVS, and no one matches that array of products and that portfolio. And I’ll talk more about the strength that provides us. We are about 11 percent of a $25 billion market. While we are pleased with our success, we understand this offers us tremendous opportunity going forward to increase our market share and content per vehicle.

Just to review with you the primary market trends for the commercial vehicle industry, certainly globalization has been the key change in this industry in the last 10 years. You can see from left to right the largest manufacturers of trucks worldwide, certainly Daimler Chrysler is the largest at 243 vehicles produced in ‘02. Everyone should know we have extremely strong positions on most of the Daimler Chrysler vehicles around the world and we are continuing to grow that partnership with them. Similarly, Volvo is our second largest customer, just behind Freightliner — or Daimler Chrysler, rather, as a customer to us. And we (indiscernible) integrated their axle business. We have recently announced that we secured the Mack proprietary axle business and vendor axle

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

business in North America. We extended our air disc brake business with them — won the new long-term agreement on disk brakes in Europe, and they remain a very important global provider of vehicles and a very important customer of ours.

Where the really exciting emerging markets for CVS is the market in China. First Auto Works and Dong Feng, which you can see here, are number three and four globally in truck production, are both based in China. While China represents certain difficulties, we have two very, very significantly successful joint ventures already operating in China providing products to these and other customers in China, and we are in discussions about how we can grow our relationships with these two companies in China as well, and it is a tremendous geographic expansion opportunity for us and for the business. International truck, Viveco (ph) from Italy, and the Paccar family of businesses round out the top providers of vehicles globally. Naturally, this does create some powerful customer buying entities globally, but that actually hits our power alley extremely well. We are a very global business. We have tremendous market reach, as well as the strong portfolio I just discussed, and that makes us a very attractive partner for large global companies who are reassessing what is core in their businesses and looking for experts like Commercial Vehicle Systems to really help them change their manufacturing model and differentiate their products around the world.

General market trends outside of globalization conclude that the NAFTA market today does remain more cyclical than the rest of the world’s markets, and we’ve just come out of that. And we expect a very strong rebound and constant rebound, though, as I’ll share with you in a little bit, in the global truck markets in the next five years. We believe these markets are poised to rebound significantly, although I can admit that I’m a little tired of being in the starting blocks. My legs are growing weary of being poised and I’m ready for the actual recovery to kick in. We do see that. There are a lot of encouraging signs in the North American commercial vehicle market, and we have certainly, as Carl indicated, projected that the market will strengthen beginning next quarter. And I think with line rates that the OEs and the actual retail selling level, we’re actually seeing that in the marketplace.

Nothing has changed about fleet and end user expectations. They want maintenance-free components through the first owner of the vehicle, typically. They want immediate service when they do have a service requirement on that vehicle; they have zero tolerance for product failures, whether it be an introduction or later in its life, because once again, these people are making their living with these vehicles. I think our aftermarket will grow about 1.5 to 2 percent during the planning period globally. Certainly our aftermarket today is primarily located in North America and Europe. We believe that the shift from the independent distribution channel to the OE service channel will continue as a market trend in the planning period.

As I said, the global market volumes will continue to recover. We see that out through 2006 and then in 2007, although it is still a very robust market, we will see the market begin to decline a bit, and that is really being driven by what we expect as another pre-buy. I’m going to talk with you about the exciting solutions we at ArvinMeritor have for diesel emissions improvement, but the fact of the matter is that technology will have to be proven to the buyers of vehicles just as it was this time, and at least for planning purposes, we’re expecting some sort of pre-buy in 2006 that will rob some volume from 2007. The real opportunity, though, is for those of us who provide those technology solutions to bring those to market and really approach that emissions change with much greater confidence in the marketplace than we were able to do about a year ago. You can see as well that the trailer markets will follow the same trend. We expect strengthening markets in trailers. Certainly North America is the biggest trailer market in the world because of the configuration of tractors and trailers that we use here, and the same decline in 2006 and 2007, as valuable capital is deferred to track (ph) to buy-aheads during that period of time.

There are certain trends in the market that are specific to the original equipment manufacturers of trucks. Normal consolidation we believe will continue. There are some obvious manufacturers of vehicles not performing as well as the larger consolidated groups. We think there might be a little more global consolidation. Certainly, the

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

center of design and sourcing has moved to Western Europe and to China, as I showed you earlier. We are seeing a faster adoption of modules and systems, and that is really being driven by a couple of trends in the market, certainly among those key manufacturers that I showed you before. The strategies vary among three primary choices. One is vertical or virtual integration. Daimler Chrysler would be the best example of vertical integration. They still manufacture in Europe and in the rest of the world outside of (technical difficulty) their own engines, transmissions, drive axles, trailer axles and so on. While I can tell you that they are certainly reassessing that position today, it remains vertically integrated.

A second choice is supplier partnering. That really goes to the nature of long-term agreements, codevelopment of products and I would say that Volvo has moved in that direction very strongly and that is how they have become a very key number two customer for us, as we have, as we have deintegrated their axle business, as we continue to be their primary brake supplier. Independent vendor component (indiscernible) best describes the Pac Car model. They do long-term agreements with their key components. They leave the design of those components largely to that supplier and they don’t have vertical integration to deintegrate. They remain in that model and they run that company extremely effectively as you all know.

Whichever of those three solutions are chosen, however, what we do know going forward, there will be fewer components options offered on the vehicles, as these vehicles will not become world trucks, per se, but they will be more common platforms among the offering. As they do that and as the final point I make here — engineering focus on emissions — comes to pass, there are fewer, more valuable engineering resources available at the truck builder to offer a large number of options. Once again, that is a trend that does not disturb us. That offers us an inflection point where we can grow our business because of our global reach, because of our technology expertise, and because of our portfolio. So once again, we intercept that trend well going forward.

I shared this last year in a little different format, but if I take the 10 years of 2000 to 2010 and see how the market is migrating toward the acceptance of module systems technology partners, I predicted that by 2005, we would really be into the systems migration, and that is happening ahead of pace. It has been a pleasant surprise to me, the progress we have been able to make and the increasing appetite among our customer base for modules and systems in the last year, and we are well on our way there. I am hopeful that we will have this integrated intelligent vehicle on the landscape even before 2010, as we transform our Commercial Vehicle Systems business into really a vehicle management business and stability control business.

Let’s talk a little bit about the competitive advantages, some of which I have already mentioned. Certainly we have global leadership positions in our market. We are number one or we are number two in our key components in almost every geography in which we operate within the commercial vehicle industry. What you see here are those primary components. And down the first column, where you see the ArvinMeritor name, that just demonstrates quite clearly that we are uniquely positioned in this marketplace. In order to compete, what is required is some sort of collaboration, some sort of affiliation and cooperation among a very fragmented, competitive base globally. So we are uniquely positioned, because not only do we provide these products, we design and manufacture or control the manufacture of these products. That makes us the most complete Tier 1 supplier and gives us really an unparalleled opportunity around systems development and the migration of the market to systems and modules.

For our business, we have the design engineers, the manufacturing and program management people and leaders of the business co-located members of one family who can get great transfer of engineering know-how, great momentum in the business. We have full systems integration; we have a self-contained product portfolio for all the components necessary to provide a system to the customer. To compete with that requires virtual models and systems cooperation, and that is a difficult thing to do at best. And to this point, we have succeeded because of the nature of our advantage where others have not, and it is a key differentiator and will remain one for us going forward.

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

I want to talk with you a little bit about growth strategy. Certainly, increasing our content per vehicle will be the barometer by which this will be measured going forward. We have a series of safety and environment solutions which also offer us tremendous commercial opportunity. We have the geographic initiatives I’ve discussed somewhat. And we had to deliver our economic value as we did this. If you were here last year, I spent a lot of time talking about what we were doing to balance the tactical needs of the business and returning it to historical operating margins and return on invested capital, while also attending to the strategic needs of the business, and through this point in 2003, we have demonstrated clearly that we can do both. We will need to continue our focus on economic value going forward.

There is a variety of paths, I guess, to our increased content per vehicle. We have the potential for $21,000 of content per vehicle. That is a blending; I will knowledge that. It includes the content per vehicle on buses, coaches, motorhomes, trailers and tractors globally. We feel confident in the range of that number, although it is an imprecise measurement. Currently, we are about $2500 per vehicle if you take a look at it globally the same way — there is a lot here. But the two key focuses for us really are in the upper left-hand corner, which is emissions systems, that we think conservatively can add $3000 of content per vehicle on average. And in the lower right hand corner, our stability management and antilock braking systems business, for another $1300 to $1500 hours per vehicle. And that is really what where we’re spending a lot of our engineering resources to develop systems and modules, as well as spending in the area of suspensions and integrating those suspensions, and I’ll talk a bit about that. And that is really the increased spending Carl referred to earlier as he talked about Q1 for ‘04 in the CVS business.

These are 21 pathways, technology pathways, to a typical Class A tractor and trailer. And the font in red indicates those where we have affinity technologies or attendant technologies already at play elsewhere in our business that we can migrate over, that we have not yet done. The rest of those, which is the majority of those pathways we already have programs or commercial contracts underway. So you see that there is a tremendous opportunity on the tractor-trailer for this business, and we have made good progress on many of those already, but we have also some exciting areas that we will be pursuing over the next five years as well.

I’ve talked about it in general, but let’s talk specifically about some of these 2003 progress and awards. I talked last year with you about axle and wheel end (ph) integration. That is sort of the mechanical integration. The first step is the axle and the brake assembly. We are the module provider to Freightliner now in two sites; we launched their medium-duty site in Gaffney, South Carolina about two months ago. We’re in the final launch, this week as a matter-of-fact, of their Cleveland high-volume Class A factory in the Carolinas as well. That has been a very exciting development for us, and that again speaks to our capability, because if you’ll remember, of course Freightliner is owned DaimlerChrysler and they are vertically integrated. But increasingly, they have grown very comfortable with our capabilities around integration and our own designs and the comparative advantage that our designs offer as well as the cost efficiency of those.

For axle suspension integration, another topic I talked about last year, in our new International Truck and Engines 7-year long-term agreement that we announced not too long ago, there is specific language which requires both partners, ITE and us, to develop integrated axle and suspensions for both the front and rear suspensions, and we are already underway on the development of both of those. We have won commercial contracts for independent front suspension systems and independent rear suspension systems in 2003 at both BlueBird, which is primarily a bus and coach manufacturer, and Workhorse Chassis, which is a custom chassis manufacturer for the motorhome industry. And that is really sort of the greenhouse of our technology and our specialty product business. Much of the technology that ends up on the higher volume Class A tractors emerges from our specialty products business, and it is our design greenhouse, if you will.

We also are beginning or finalizing the initial work for modular assembly at Stewart & Stevenson, which is a military vehicle provider primarily down in Texas, and that is really

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

around our enterprise model of manufacturing. If we can utilize our customer’s brick and mortar, reducing our own asset base, that is mutually beneficial for us and for our customer. It gets us inside their walls, we get design control, assembly control,and we are the provider, and it also reduces, as I’ve indicated, what has been an intensive — asset intensive business. In emissions management, an area which I’m going to talk more about, which is a very exciting area for CVS, we have won both the development and commercial contract for DOP (ph), which is part of the Paccar family in Europe, on Selective Catalytic reduction, and that is the technology solution that Europe chose to meet their new emissions standards, and we have come from almost out of nowhere to secure that award. And we have definitely impressed this customer with the way we have migrated what was the Arvin legacy technology over to the Commercial Vehicle Systems business, and I think that bodes extremely well for our European emissions business for CVS.

I can’t tell you which one yet, but we just learned Friday that a major North American engine manufacturer has given us a developmental contract on our thermal regeneration unit, and I’ll talk more about what that technology means in just a moment. This is excellent initial success, and we have achieved this in a year when our markets were flat. I feel so pleased with the team we have that they have been able to attend to the tactical needs of this business in improving its operating results, while still securing these significant technology awards for the future. It is really going to serve the growth of the Corporation.

Let’s talk about three specific areas of this technology. The first is our composites technology (technical difficulty). For those of you familiar with the business, you know that we hang a lot of iron on vehicles. It’s cast, it’s fabricated, it’s forged, and one of the really exciting developments in 2003 that we announced in March was the exclusive partnership we formed with a company called LiteFlex. And this is really a fiberglass composite technology that will allow us to replace on the vehicle what today might be fabricated from tubing, might be forged, might be cast, with this lightweight yet more durable technology of components. And for anyone familiar with the commercial vehicle industry, you know that weight is a constant focus and weight reduction is constant focus. To give you an example, we can now — and we offer this, it’s in development with two OEs in North America — provide disc brakes on the front of a truck, which would normally have a weight disadvantage, at weight parity with a drum brake because we can introduce this technology because we can deproliferate the number of components in that technology. And that is really what my point is about design for composites. It is more than just replacing today’s components with a lighter component. It is also changing the nature of the interfacing components so you get a net weight reduction and even from that more durability, and it will be a profitable replacement for this company as well. We just launched that in March at the Mid-America Truck Show. We are making very strong progress on the development of those and their acceptance.

Many of you are familiar with our Meritor-Wabco joint venture. I showed it to you when I showed the array of brands and products that we provide. One of the things that also makes us uniquely positioned is the technology that we have through that joint venture as it relates to roll stability control. One of the two most frightening things you see when you’re going down the freeway in any country you drive is a large, large truck, either beside you or right behind you, and particularly if you’re headed into a curve. And one of the real unfortunate things about managing one of these big rigs when it is loaded is that the load inside that trailer or on that trailer can shift before the driver is even aware it is happening. By the time that shift occurs, the driver can’t react in time and you get a rollover condition. Now I live in Northern Kentucky near Cincinnati and the city fathers, in all of their infinite wisdom, redesigned the freeway in that city through the town to accommodate two new sports stadiums. And what we found out now is when you come from eastbound to northbound, we roll over a tractor trailer in that city about once every month now, which is a tremendous safety hazard as well as an inconvenience to most of the commuting traffic.

The great thing about this technology is that through the ABS system, the vehicle actually senses before the driver — is well ahead of the driver recognizing that that load is shifting, and

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

it begins to pulse and differentiate the braking on the vehicle and it takes control from the driver to slow that vehicle down well ahead of time. We have demonstrated this, and if you ever have the time, I would encourage you to see this technology. It is remarkable technology. No one can match this. There might be other stability mitigation on the market but nothing comes close to this. That is the kind of technology that we have because we are the stopping systems leader in the world given our market share and portfolios.

I said I was going to talk with you about emissions. This is, without question I think, the most exciting thing that came out of the ArvinMeritor legacy, perhaps with the exception of Dan Daniel becoming my colleague. I can tell you that I had no idea when I took over I guess the responsibility for CV emissions a year ago just a rich a market this would be. I’m going to talk about that a little bit further. But there was tremendous technology inside Arvin, and now that we have an actual structure, an organization and people committed to migrating that to commercial vehicles, which we did about a year ago, we have made tremendous progress in the last 12 months. There are three primary clean air issues facing the commercial vehicle industry around the world today. The first is the management of what we call diesel particulate matter. Our solution for that is the thermal regenerator which I talked about a little bit earlier. We have just been awarded the development contract by that unnamed North American engine manufacturer. This is on-demand, active regeneration technology. It has the intelligence to identify when regeneration is needed and then trigger it, and it is a reliable and safe way to remove soot it from the emissions of the vehicle. That one is one that we had the technology, we migrated it. We had no idea just how much interest it would generate in the market. And in fact, in our first round of discussions with customers, they sort of listened to it, they didn’t really take the bait. But now we have very active dialogue going on and I expect to have not just the contract that we just announced but others following very, very quickly.

The second clean air issue is Nitrous Oxide emissions, NOx emissions. Our solution there is Selective Catalytic Reduction, as I mentioned to you earlier. That is the solution that Europe chose for their emissions requirements change, and the North American market has not yet really chosen a technology. The EPA has not come down on the side of one technology or another for North America. This is the technology with which we won the development and commercial awards at DOP in Europe. NOx reduction requirements for both Euro 4 and the U.S. 2007. Now, the EPA’s concern about that is that it requires the use of urea; it will require another container; it will require urea pumping stations; and there’s all that infrastructure. And that urea does generate some ammonia and then you have to handle that as well. But certainly in Europe, they’re comfortable with all of those obstacles to its introduction and it is the chosen solution. It achieves up to a 50 percent conversion of diesel particulate matter. It allows the engine to operate with the lowest fuel consumption of the existing technologies, has a high tolerance for sulfur in the fuel, and it is compact in size and relatively low in weight, and that is one of the other advantages of this. We have competing technology here as good as any in the world. So that is another part of our leadership in CV emissions that has migrated over from Arvin.

The most exciting technology, however, that we have in the commercial vehicle emissions business is, I would say, a codevelop technology that we have exclusivity to. We developed it at MIT with their people there or people from Arvin in MIT who are now working in the commercial vehicle emissions business. And we’ve called this before plasma or plasmatron, and last year we gave you a brief overview of that. It is really hydrogen-assisted regeneration. The plasma reformate gas is an excellent NOx reducer, and the side benefit of it is you do produce hydrogen. If you fast forward 5 years, 10 years, that hydrogen could be onboard hybrid powering of a vehicle or it could fuel an energy cell for use for other reasons in the vehicle. It’s very exciting. It is the enabler to the NOx adsorber. That is not a typo. It is not absorber; it is adsorber, and adsorbing is selective filtration, if you will. Instead of absorbing everything, it absorbs only what it needs to and passes through the system what you want going forward. That is really preferred by EPA because with this solution you don’t have to use urea.

We have had this in laboratory development and test for I would say about a year and a half. We

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

have put this technology — we have had it on a bus now operating at our tech center in Columbus, Indiana, for a few months, and it is just getting better and better as we move toward commercialization of this. It does not require ongoing refilling of a urea tank, as the SCR does. It consumes minimal power and it also provides a fast startup for this regeneration as we clean the emissions, so it is less than two seconds. That is another real key advantage, and I think this, more than any other technology I have in CVS, is a market changer. This is going to be wonderful technology for commercial vehicles and the beauty of it is, we believe we can absolutely migrate this to pass car diesel engines as well and really improve the performance there going forward, and this is the one you’re going to hear more and more about. This is just a comparison of this plasma technology to other competing solutions, whether they are the first two I discussed that we have or what anybody else in the market has, and as you can see, the chart on the left assumes that you have the same fuel economy penalty. And this just shows you how much more efficient plasma technology is in reducing the nitrous oxide emissions. On the flip side of that, if you look to the right, if you assume the same reduction efficiency, this shows how much less of a deterioration you get in fuel penalty. What that really means is that this technology is 5 to 10 percent, even in the early stages of development, more fuel efficient than the competing solutions in the marketplace.

This is the array of technical capabilities we have, again, that migrated from the Arvin and Meritor merger. Down the left side are those competencies that are needed to compete and provide true solutions for emissions around the world. We have those resident either in Augsburg, Germany, our Columbus, Indiana facility or our Troy, Michigan facility. The only one blue on there is the track — the test track. We have one certainly in Columbus, Indiana that we are utilizing, and there’s nothing here that we can’t provide to the market, once again, without relying on a loose collaboration or the cooperation of others. And that is the Arvin legacy technology at its best.

So what does all of this mean? It is one thing for me to stand up here and be excited about the emissions world, knowing that we’re doing the right thing for the environment and that is a great thing to do, particularly true in large cities such as yours, where the buses and coaches operate. At the end of the day, what does that do for our shareholders? What does it do for our Corporation? This is a stack up of how this market will come to us as addressable market in the next, I would say, 7, 8, 9 years. The blue part of this graph, which goes to about $1.5 billion — you can see the whole thing on the screen — is with the technologies I just described and just our content in those technologies. Plasma looks like it might be a 5 to $7000 system for a truck; our content there will be 2 to 3. And that is what this blue section talks about, is those three technologies that I described and what the addressable market is going forward. But as we move through that, we are pursuing the same strategy in emissions that pursue elsewhere in CVS, and that is to be a systems provider, not just a component provider. And that is where you get the rest of the boost all the way up to about a $3 billion addressable market as we add the rest of the systems management, the electronics and so on that goes hand-in-hand with that. That is a tremendous increase in our addressable market and it comes with profitable technology. The growth is nice, but it has to come profitably. And this is going to end up before it is done really transforming the nature of CVS. We are already said we are transforming to a vehicle management business, but you will see that as we transform to sort of the undercarriage and drivetrain systems, this is going to be one of the flagship businesses for CVS. And again, we can migrate that technology back and forth to the light vehicle side of the business as well.

Geographic initiatives. I said before that we need to moderate the cyclical nature of the NAFTA market. Certainly, our regional joint ventures in South America give us a very, very strong market leadership position there in both suspensions, trailer axles and brakes, where we have been historically strong. We will continue our European growth. OEM deintegration opportunities continue to come to us and (indiscernible) until we wink the boat here, because they also come with a need to address the social cost of deintegrating those OEMS. But we have figured out solutions for doing that, so it will not be tremendously cash-consuming as we go forward. Bus and coaches systems are particularly applicable in Europe with the popularity of those vehicles there, and quite

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

honestly, the people who are driving the truck market around the world also own most of the bus and coach producers around the world. And then our aftermarket growth will follow our OE position in Europe as well. And we need to, as I said earlier, accelerate our Asia-Pacific success. China is a primary target right now for us. We had good discussions go on there. As I said, we have two joint ventures there already that provide specialty products to the market that are very good business, profitable businesses. So we have experience. We have people on the ground there who do a tremendous job of managing that business for us. Indonesia is another emerging market where we have presence and we will continue to expand that presence. And most recently we were chosen by Hino, which is Toyota’s commercial vehicle business, as their complete drivetrain and undercarriage supplier for their production which they have just launched in California as they enter this market. And I think we would all agree that now that they have entered this market, they will certainly succeed going forward. We are very pleased that we are their primary partner.

All of that comes with the responsibility to execute for economic value, and I talked about that last year and I mentioned earlier. Certainly we expect to restore our operating margins through this planning period to the historical highs as our market reaches those levels again. It has been a key part of the strategy for this business well before I became its leader to reduce our asset intensity. It is the nature of the beast somewhat, but we have been very successful in delayering our capacity, redefining what is really core in each of our business units and utilizing our joint ventures, in particular, those dozen or so joint ventures that we have around the world, who invest in assets locally, not only to serve that market but also to be key suppliers to us.

So we’re going to continue on that, we’ve done a good job so far, we have more opportunity to go. And as we do all that, improving our return on invested capital and we are committed that our return on invested capital in CVS will at least be paced with the corporate improvement, and I actually believe we’ll outpace that in this business as our markets rebound. Revenue growth, I’ve talked with you about, in generating the necessary UPS growth for the Company, and it’s personally encouraging to me that I think two or three years ago there were some thoughts that all CVS could be for this company was really a cash generator, and I think it’s clear to everybody internally and externally now that this business can be a tremendous growth engine as well for the Company and help support where we’re going.

So in summary, what’s commercial vehicle systems? It is still a business in transformation. It is a very tight group, a very strong component, business units migrating very quickly to a business that is about systems and modules, vehicle management and stability control providing strong solutions to safety and environmental concerns while we grow the business geographically. We have strong financial performance, we’re a proven commodity in that area, we have the leading market positions that we can use to platform the development of new technology. We will be the technology leader in the commercial vehicle industry for years to come, and we’re making key progress there as I speak. And we have significant growth potential, and that has been significantly enhanced by the ArvinMeritor merger and the way we’ve migrated the technologies and the capability of the Arvin legacy businesses to CVS. So we are positioned to succeed and we’re going to continue to do that. I thank you for your time this morning. I’d like to turn it back over to Larry Yost.

Larry Yost - ArvinMeritor — Chairman & CEO

Carl, Terry, Dan, Tom, thank you very much. Our company has been through some very difficult times this last three years. I contend, though, that we’ve done a lot better as a result of the two companies having merged in July of 2000 than either company would have done before as independent companies, and not only in the financial performance but in the revenue growth that is starting to come out of it. You recall that we said that we’d get $100 million in cost savings. We exceeded that. We said the revenue synergies would come, but it takes a little longer, and now you’re seeing the fruits of our effort and I’m very, very pleased. Hopefully you can also see why we’re so excited about the business. We are a very diverse organization, a very diverse Company and in a cyclical business, but we have the wind to our back — on

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

the light vehicle only business, certainly and particularly on the commercial vehicle businesses Tom has a laid out for us so very, very well. We’re going to take a 15 minute comfort break, try to get back here about 5 till 11, and then I’ll get into the Dana question, and we will open up for Q&A. Thank you.

Okay, thank you. It was one week ago today that we all learned about the passing of Joe Magliochetti, and I think for me it was this time of the day, as a matter-of-fact, and I still haven’t gotten over the shock of all of this. I knew Joe as a business associate and a friend, and I’m reminded often of having dinners with he and his wife and talking about the family issues and so on. And it makes it very, very difficult to even bring up such a subject when it’s only been a week. And some of you may consider that it’s totally inappropriate to talk about the Dana thing under such circumstances, but on the other hand, we were sure that there would be a number of you that would want us to talk about it. So we are going to, and I’m going to give you an update. The bottom line is that things have not really changed, and I’ll just lay out a lot of what we’ve said in the past and reemphasize, but kind of lay the groundwork for our Q&A period.

This is the boilerplate, hopefully no one wants me to read it. If you’re familiar with it I would ask that you please do so. The proposed transaction, Dana sales last year were a little over $9 billion. We made an offer for $15 in cash that was a very significant premium over their stock price for a number of comparative periods prior to our going public. The value of the transaction would be a little over $4 billion, 2.2 billion of equity at the $15 price plus their debt. You know it would create a very significant player in the auto industry. We would be the top five with about $17 billion in sales.

In the presentations that preceded this discussion, the industry dynamic should be quite clear to you, but I would like to reemphasize them if I may. First, our customers are globalizing, the supplier industry is globalizing. That has led to excess capacity and excess capacity has caused our customers not to be very profitable or in a loss position. They’re doing a lot of things to reduce their costs, but at the top of the list is to look at their cost drivers, of which we suppliers make up a very large percentage of their total costs. And they’ve become very, very effective at defining ways of putting pressure on all of the suppliers to reduce their costs. And you see some of the results of their efforts in the financial performance of many of the Tier 1 auto suppliers. As we’ve talked in the presentations before, while the OEs are not growing very rapidly at GDP rates plus a little bit, there is a tremendous opportunity for us as a company and as an industry, the supplier industry, to grow our top-line through modules and systems.

And you saw in our presentations on the light vehicle OE, Terry talked about the undercarriage and how well we’re doing there on one contract, another one or two that is quite close. We’re very confident that this is an area of real estate that has not been staked out by anyone today and we’ll be able to grow our business. The OEs are developing global platforms, there have been many articles written about their success there, and once they do this they expect to have a supplier that can follow them around the globe, and we’ve been quite successful at doing that. But as these trends then continue we suppliers are obligated to take on more responsibility for our research and development.

And the entire industry, both our customers and the supply industry, is getting very, very poor return on invested capital numbers. And we believe that it’s something that has to be addressed short-term and long-term. And our conclusion is that the supply industry needs to consolidate. And we’re stepping up to the plate and have identified a very, very significant opportunity, and we know over a period of time that the rest of the supply industry is going to have to do that. So we are picking our targets well. We’re being very prudent, and that’s one of the principal reasons that we are going after Dana.

The products that ArvinMeritor has and Dana has would allow us to be a more complete service provider in our LV businesses, both the OE and the aftermarket, and that should be quite clear to you. And when we would finish the integration of the two companies, the new ArvinMeritor Dana Company would have the world’s most complete undercarriage capability from the small Mercedes smart cars all the way up to Class A trucks. And we believe that the technology synergies that would come out of this would be very, very significant and allow us to continue the growth and the improvement in

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

ROIC that we have talked about in the ArvinMeritor presentations.

This picture tries to depict the areas of a light vehicle that we participate in today, the undercarriage, the apertures and the air and emissions, and Terry talked about the tremendous growth opportunities that we have today. ArvinMeritor, we believe, is an exciting business, been through three troubled years, but we do see the light at the end of the tunnel and we’re expecting good times in the years coming up. So it’s a good business, but when you then take the Dana products and look at the billable material that we would have for the undercarriage, it would be very, very significant. As the OEs continue to outsource undercarriage modules and complete systems, the revenue numbers are very, very significant.

And there are quite a few contracts that have been left over the last five years or so for undercarriage modules and different platforms around the globe, but there are no clear leaders, unlike perhaps the interior where Lear, JCI, Magna and a few others have consolidated that industry over the last five or ten years and they’ve become very large and they’re very significant and they’ve taken a lot of costs out of the system. On the undercarriage, that has yet to begin, and we see that as a tremendous opportunity, not only because there is no clear leader and we are determined to be one, but because of our business strategy, which is to have the technology of the components, understand the technology of the components and be able to integrate these further into modules and systems. And hopefully Terry and Tom have demonstrated in today’s real world examples of how we are doing that and being very, very successful and how we have such a bright future as a result.

When we bring these two companies together on the undercarriage, it would be a very significant revenue opportunity as we go forward. But we’ve not made a big deal about the justification for the merger, the acquisition, based on revenues that are going to come three to five years in the future. We don’t need to do that. It is a very smart business case without doing that, but I want you to understand the longer-term, they are very, very significant. We could develop modules and systems for the undercarriage and have very, very significant content in those as we would go forward.

Now we’ve studied Dana for quite some time, and we have tried to understand their business and manufacturing strategy, I’ve shared with you on a number of occasions what ours is. We believe that we do not have to manufacture everything. We believe even today that ArvinMeritor has more outsourcing opportunities. We are continuing to do so. Five years ago our company spent on Capex about 4 percent of sales, and you saw our numbers for 2002, and I told you 2003 would be down to about 2.4 percent of sales. That difference is a very significant difference in cash that we do or do not have to invest in the business.

As we look at Dana, we can only conclude that they do not have the same business strategy and manufacturing strategy as we. The products that they produce and provide to the industry are very similar. We understand their business well enough to believe and to have concluded that we can have the same business and manufacturing strategy for the new company, ArvinMeritor and Dana together, as we have for ArvinMeritor today. And if that were the case, then we should be able to achieve some financial metrics, which are laid out for you here, where we compare ours, ArvinMeritor's, to Dana’s for 2002. Operating margins are one thing, but there are others. Sales per employee. We use significantly fewer employees and that addresses not only direct cost but our fixed cost. Total assets as a percentage of sales. Almost 50 percent higher than we, would speak, I think, directly to this question of critical integration and what the manufacturing strategy is. SG&A as a percentage of sales. Very, very significant difference between the two of us. And we’re confident that we could take the cost of the new company and bring it down to the kind of number that we have on the SG&A as well as all of the other metrics. And the return on invested capital. I shared with you in my presentation at the start what ours was, where we are going. This is for our two companies last year, but of course in these numbers — these are GAAP numbers so they would include any restructuring.

Over the last five years ArvinMeritor has spent about $150 million on restructuring. That’s a lot of money. And each time we do a restructuring, we

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

lay out for you the timing of it, what the restructuring cost is going to be and where the savings are going to be. And then as we go forward with all of our planning, we bake those into the numbers and we expect the businesses to deliver those cost savings and we report back to you. Over the same time period Dana has spent $1.2 billion, and there are those that are questioning where all that money went, but the point is we will get the return on invested capital for the new company well above the weighted average cost of capital, and we know how to get the job done.

There are some of you that have taken pencil and paper and calculated the cash that would come out of the new business if we were to make these kinds of improvements, which we’re very confident that we’ll be able to do, and they’re very, very significant numbers. What we have said to date is that we are very confident that we can take $200 million of cost savings out of the business, and the previous chart just reinforces our conclusion that the 200 million is a very conservative number. Furthermore these savings will not come by closing a lot of plants and merging and integrating production facilities and so on because our productlines are, for the most part, complementary. And we don’t have to have a lot of risk associated with production interruptions and that type of thing. These are going to come from facilities optimization, procurement savings, redundant corporate services and other general and admin overlap. And I touched on the potential that we have for working capital and fixed asset reductions.

So the synergies of 200 million we are very, very confident of, and when we have an opportunity to sit down and discuss with the Dana Board what the opportunities are of bringing the two companies together, it is likely that we will reaffirm that the 200 million is a very, very conservative number. But very significant, nonetheless, but it is a good place to start. Now you know we’ve got a good track record with the ArvinMeritor merger, I talked about that before so I don’t think I need to get into that anymore. We’re very confident we can deliver on those numbers.

One of the other concerns in any type of a transaction of course is the antitrust issues. I would remind you that ArvinMeritor has been in business for nearly 100 years. We would expect in that period of time we would know the laws of the land in the various regions of the world that we operate in. We do. We know, or at least we have a pretty good feel for the market shares and prior to announcing our intention, we were well aware of some of the issues that may exist with the antitrust. We have been working with the FTC for a considerable period of time. There are ongoing discussions with them. We firmly believe that whatever the issues are they will be resolved, and furthermore they will not diminish the value of the transaction. So this is ongoing, we are working on it, but we will get the job done.

Financing has been another issue that has been raised but here too, we’re very, very confident that we’ll be able to do the financing. We’ve been around for a while. We’ve been involved in financing deals for many, many years. We know the processes to go through, but on the other hand, we are in the auto industry and we’re being very prudent. We don’t want to rush out and spend a lot of our shareowners’ money on agreements and other types of instruments that will cost us a lot of money when we know that getting to the FTC and some of these other things that we have to do takes quite some time. To the contrary, we’re using all of that time to work with our relationship banks and structure the most appropriate financing arrangement for the business and for the market at that time, and we’re being very, very prudent. But as we have done this, Carl and the team are very, very confident that when the financing is required that we will have it available, and we’ve said in the past that it will consist of a revolver, term bank debt, the accounts receivable securitization and some high yield bonds. So we’ve got a lot of work to do, we’re on schedule and we are extremely confident.

So when we do get the job done, and we are determined to get the job done, we will create a significant global player. There’s no question about that. ArvinMeritor has a bright future as I’ve said too many times today, we’ve been through three tough years, but we’re well-positioned now for this upturn which we’re confident will come. But as a result of the new company, we will be able to thrive and we’ll be able to accelerate our growth and our profitability and improve our return on invested capital. This undercarriage opportunity is a very

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

significant one for the industry, and we’ve already staked out a position. We validated our strategy that it is one that OEs are interested in participating, and we’ve got the technology to be a leader, and when we bring the two companies together it just enhances the billable material and the technology that we need to do this job and take advantage of it.

It will create a more cost-efficient company as a result of taking the overhead cost out, which I’ve laid out for you on the previous chart, tremendous opportunities as a result of consolidating two rather medium-sized companies into one larger company. And we know how to get that job done, and we will. Provides very significant shareowner value. For the Dana shareholders, a significant premium over what their stock was at the time we made the offer, and for the ArvinMeritor shareowners very, very significant accretion. Yes, there will be debt and the management team is very, very concerned about it. And we will work very hard and the modeling would indicate that we will be producing investment-grade metrics within about a three-year period of the time we close.

And we’ve gone to great lengths to have developed a core competency and a business process to allow us to integrate companies. We think we’ve done it of the scale required with the Arvin industries and the Meritor Automotive. We set targets, we’ve shared those targets with you, and we exceeded our commitment on costs, and now as we shared with you today, the revenue synergies are coming along well and we’re really excited as a result of what we did on merging Arvin Industries and Meritor Automotive in July of 2000.

So we will deliver on the numbers, we will come through with the Dana and ArvinMeritor similarly as we are laying out for you. So it’s a very strategically advantaged combination from a revenue point of view and the cost synergy point of view. So with that, the team will take questions, and we’ll do our very best to give you answers. We have lots of time. We’ve worked hard to try to get our story across in a few minutes allowing quite a bit of time for questions. And we’ve got Pete and the lady back here with a microphone. Just wait until you get a microphone and we’ll take our first question right here.

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QUESTION AND ANSWER

Ron Tadross - Bank of America — Analyst

Could you just help us understand the reason for the fourth quarter and first quarter shortfall, why these reasons are one offs? If you look at a lot of them, launch costs, warranty costs, it looks like things could continue for a few quarters.

Larry Yost - ArvinMeritor — Chairman & CEO

There’s always onetime items I guess that happen. The launch costs are really launches above — costs above what we expected to accrue and, like I said, that situation is going to continue into the first quarter. The warranty costs are really, we accrued warranty costs on an ongoing basis. We have a warranty issue and I guess a warranty true up situation for extended warranties that we started selling a couple years ago in CVS that are really driving that. So I think there are onetime events. There were some onetime favorable events last year in the first-quarter, and this year there have been some — the following three quarters, I think generally we’ve had some kind of onetime negative event. So I think year-over-year the first quarter and the fourth quarter are down a little bit driven by these net onetime events. But I think going forward we expect that as the CVS volume picks up that will — and the onetime events, like I said, on a year-over-year basis the comparisons become favorable going forward.

Ron Tadross - Bank of America — Analyst

The growth rate is accelerating, over the next few years, your net new business backlog. Shouldn’t the launch cost be consistent with the backlog, or shouldn’t you have similar launch costs next year because you have higher growth in revenues?

Unidentified Speaker

I think if we launch the product successfully the launch product should not be a onetime item. This is a launch that was basically an issue for us and has caused some cost in quarters, the fourth and the first-quarter.

Larry Yost - ArvinMeritor — Chairman & CEO

If I may, I think the other thing to keep in mind relative to the launch cost is the last three years the launches have been relatively low because the OEs cut back on their new product programs. So now we happen to be at that point where the OEs have a lot of new platforms coming out and we are fortunate enough to have gotten those awards. And I think you’re right, over a long period of time, as long as they keep coming out with more platforms, we’re talking about year-over-year comparisons at a time when we had few launches, and now, thank God, we have a lot more launches.

Gary Lapidus - Goldman Sachs — Analyst

The acquisition, or whatever you want to call it, in effect it’s putting more capital into an industry which I think you had a few slides where the premise is there’s too much capital capacity already. I know that was the OEs, but arguably you could say the same thing about suppliers. So could you just talk a little bit about why you think putting more capital into the supplier industry will improve returns in the supplier industry? It historically has not, not for you necessarily, but more generally, returns to the supplier industry really collapsed through the ‘90s in part because of people putting capital in for acquisitions. But maybe just talk about what you think is going to happen on the revenue side and the cost side as you consolidate that you think will really make that difference. And then I guess maybe in a related question, given that such an exciting story there in commercial vehicle, strategically would you ever have considered maybe going the other direction? In part of the acquisition you even say that maybe we’d have to sort of unload some of Dana's commercial vehicles so we in effect create a company that’s even more automotive and less commercial vehicle. And I’ll just cut it off there.

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

Larry Yost - ArvinMeritor — Chairman & CEO

First of all, I agree with you that through the ‘90s the supplier industry made a lot of acquisitions, too many acquisitions. First of all, where the price was way too high. We have tried, I think we’ve demonstrated that we’ve been very prudent buyers, and to that end I even commented on the interest expense, that we’re not going to get too crazy, we’re trying to do the right thing. We think — when we do the Dana deal it will be at a good value, and one where, as a result of the two companies I’ve already talked about, the difference in the business strategy and the manufacturing strategy, we’re very confident that we can take a lot of costs out of bringing the two companies together and pay down that debt.

So we’re very confident we’re going to be able to get the returns that we and all of our investors will be very, very pleased with. But we know the history of the industry very well, and some of the companies that have not done this. And we also know that 60 percent of mergers are not successful, 60 or 70, but we think we’re one of the 30 percent and 40 percent and confident we’ll be able to do the job. Consolidation is necessary in this industry, but at the right price and you’ve got to get the cost out of the system. We know how to do it.

Richard Hilgert - Fahnestock & Co. — Analyst

Richard Hilgert with Oppenheimer & Co. On September 5th you announced a $300 million undercarriage new business that you had. Is that in the backlog and where is it in the backlog? And, from what I understand, there’s another undercarriage contract that you’re very close on. I wondered if that’s of the same magnitude of the one that you’ve already announced, and if it is of the same magnitude, where would that be in the outlying years?

Unidentified Speaker

Richard, it is, and it starts summer next year. So we have to go through ramp up obviously with the customer, so it won’t hit full volume my guess is until very late in the fiscal year next — this coming fiscal year — going over in the first-quarter rate of the following year. We are very close to a second contract, and I’m almost reluctant to talk about it because I don’t’ want to jinx us, but we expect within the next few weeks to have formal announcements (technical difficulty) vehicle car company decided not to do program, the vehicle program which, of course, can always happen. That would be more like 2006 model year, so it’s out a couple years. We’re very happy about that fact. We’re going to be able to get in a bit earlier than we were in this last one we won which we won very close to the start of production which will enable us in our judgment to be able to help refine and design the system and deliver more value and frankly a better return.

Unidentified Speaker

In size, Richard, it’s going to be not quite but nearly the same size. A little smaller. Still big.

Larry Yost - ArvinMeritor — Chairman & CEO

David.

Unidentified Speaker

Larry, I think the markets — your stock’s down about 10 percent this morning and I would think looking at your press release it doesn’t look like Q4 is that big a surprise if you add in all the accounting and everything else. It looks like it’s the Q1 which is about half the consensus. And if you take the run rate on Q1 and annualize that, you get a number that’s about half of the full year, which — but you’re saying also that there are some one time things in there and you mentioned three in particular. If you could give us a magnitude on those I think it might ease people’s fears, and why is it that these are temporary, are these just — you said they were Q4 and Q1. Why is Q1 then below Q4? And I think the three items were some kind of account adjustment in Mexico, the warranty and the launch, just a little more detail and maybe some order of magnitude on those in timing. Are they affecting just Q1, Q4 and Q1, will they carry beyond that? And why are you so confident those are going to go away? And I guess

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

presumably those three together, if you took them out it would get you back to the 60 cents. Is that fair or are there other things happening?

Larry Yost - ArvinMeritor — Chairman & CEO

As far as the Q4 goes, as you’ll recall our guidance that we gave at the end of the third quarter was 43 to 48 cents. In the absence of all the onetime gains and the like, we would still be back in that 43 to 48 cents range. So that’s the magnitude of it. As far as the Q1 issues, Q1 is a quarter where we have some seasonality issues again, it’s traditionally a lighter quarter on the aftermarket and the commercial vehicle side. I mentioned the ramp down of the FMTV program for us and some of these other issues. I think if you look at Q1 and you take out the pension and the OPEB piece of it and the tax rate piece, and you take out the favorability from last year, we’re pretty confident that the numbers are going to come back and be what they say they are. So that’s basically why we have confidence that the run rate is going to come back. Some of these costs will keep (indiscernible) the pension, the OPEB, and the tax rate, that’s going to be with us all year. And again, some of these other are going away and the year-over-year comparisons will improve as we go through the year.

Unidentified Speaker

And then the other thing to consider is on the commercial vehicle increase in production, we’re saying that’s not going to happen in our first quarter, it’s going to actually start in our second quarter.

Richard Hilgert - Fahnestock & Co. — Analyst

Have you thought about using stock as a form of consideration, maybe 50-50 stock — cash versus just doing an entire transaction in debt?

Larry Yost - ArvinMeritor — Chairman & CEO

Well, of course we have considered it, and we said in our initial statement that we had some flexibility there. We think for all the reasons I mentioned that all cash is a very, very smart deal for the Dana shareowners as well as the ArvinMeritor. But if we just get a chance to sit down and have a discussion with the Dana Board, we can talk about a lot of things, this as well.

Unidentified Speaker

Two questions. One is how do the events of last week really change your view of the cultural fit? I have to believe that if Dana thought that this is something Joe doesn’t want to do that that heightens their feelings there. That’s issue number one or question number one. Question number two is, if I calculated your purchase multiple off of a trailing EBITDA basis, I’m coming up with a valuation somewhere about 6.25 times on a purchase multiple. And to me the question really becomes how much more room do you really have until you start balking at multiples in terms of the percentage of EBITDA?

Larry Yost - ArvinMeritor — Chairman & CEO

First of all, I don’t think the recent events are going to change much. But only time will tell as to what their responses with respect to management and our offer. So it’d be just speculation on my part. We are just as determined now as we were back in June. And with respect to the multiples, there too, what we have said is that if we can just sit down and talk with them we’ll see what other value is there. There’s an infinite number of ways that a deal could come together and it could affect all of these things, and there are too many variables to speculate and I don’t think it would be productive. We are committed to getting the job done. It’s a smart deal for us.

Unidentified Speaker

I have a question on the EPS number for the fourth quarter. This is a clarification. In the fourth quarter you talked about the 48 to 51

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

cents that includes the net gain. And on the conference call guidance was 43 to 48, does that anticipate the gain?

Unidentified Speaker

No, the conference guidance excluded the restructuring charge, the incremental restructuring charge and excluded the gain.

Unidentified Speaker

Okay. So the comparison, if I back out that 19 gain, is that — should I be looking at it that way?

Unidentified Speaker

Yes.

Unidentified Speaker

And comparing it to the 43 to 48?

Unidentified Speaker

Yes.

Unidentified Speaker

So that was the first question. And then the second question is, can you quantify the costs that you delineated in the press release that were set onetime so if you chose to think about adding that back and normalizing (multiple speakers)?

Larry Yost - ArvinMeritor — Chairman & CEO

As I said, if the onetime cost hadn’t occurred, including the gains and the restructuring and these other costs, we would’ve been in the 43 to 48 cent range.

Unidentified Speaker

And the the last question I have is on the pension. When you look at the — well, first question is what’s the return that you saw this year on that?

Larry Yost - ArvinMeritor — Chairman & CEO

On assets?

Unidentified Speaker

Yes.

Larry Yost - ArvinMeritor — Chairman & CEO

Our three largest plans are the U.S., Canada and the UK. And again, the returns that I’m talking about are from the end of June in 2002 to the end of June in 2003. The returns on the U.S. plan were about 2.6 percent. That compares to an S&P return over that time period of about 0.3 percent and a layman (ph) bond return of about 11 percent. And we have a mix of stock and bonds in our retirement fund in the U.S. In Canada we were down about 2.5 percent for the year. A chunk of that was in the currency translation because we had investments in the U.S. and as the Canadian dollar strengthened those became less. But that versus a Canadian market that was down fractionally last year. In the UK, the Footsie was down about 10 percent over that time period, and we have two different plans. One is passively managed, the other one is actively managed, and those were down I think on average between the two of them about 3.5 or 4 percent.

Unidentified Speaker

Does the fair market value of the assets include the contribution that you made this year?

Larry Yost - ArvinMeritor — Chairman & CEO

Yes, it does.

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

Unidentified Speaker

It includes the 400 million?

Larry Yost - ArvinMeritor — Chairman & CEO

Right.

Unidentified Speaker

Okay, thank you.

Unidentified Speaker

I was wondering if you could quantify the magnitude of the R&D increase in fiscal ‘04 over fiscal ‘03, and also if you could speak to what’s driving the tax rate up in ‘04. Thanks.

Larry Yost - ArvinMeritor — Chairman & CEO

I don’t know that we want to comment on the amount of R&D increase, but suffice to say we’re making significant investments in both our light vehicle and our commercial vehicle businesses in ‘04 to address the opportunities that we heard about. As far as tax rates in ‘03 and ‘04, we have a number of issues that change on an annual basis, income in one country versus another country. We had some favorable impact of a restructuring we did in Brazil that gave us a favorable rate in ‘03, and in ‘04 we just didn’t have that same opportunity. So the rate is moved up to 35 percent.

Mike Bruynesteyn - Prudential — Analyst

Hi, it’s Mike Bruynesteyn from Prudential. Is there any way in your mind that Dana can credibly back down from its statement that a combination with Arvin has no industrial logic even if the price of the offer went up?

Larry Yost - ArvinMeritor — Chairman & CEO

I don’t think I could speak for Dana under any circumstances. You’d have to ask them. We’ve laid out the case as we see it, and hopefully you conclude that we’re very convinced that this is a strategic compelling opportunity for us, both on the revenue side as well as from the cost side, and it’s a very smart deal for their shareowners and our shareowners. So that’s our position, and we really believe in it.

John Casesa - Merrill Lynch — Analyst

John Casesa from Merrill Lynch. Just two questions. First, Larry, what’s your view on divestitures? Have you ruled out the possibility of divesting substantial pieces of the current portfolio or is it just you’d like to do it, it’s not practical now? And secondly, on that warranty adjustment in commercial vehicles, why did that arise? Did you misestimate the cost of these things or is there a quality issue, or is just sort of normal course of business?

Larry Yost - ArvinMeritor — Chairman & CEO

Let me take the divestiture question first, and then Carl can answer on the warranty. We are always looking at our portfolio of businesses. I made the point, I think we’ve been prudent buyers, I think we’ve also been prudent sellers. And we have divested in some businesses, but we are not in the situation where we’ve got a gun to our head. We’re trying to maximize the value per shareowner. And some of the businesses where we could sell them, we wouldn’t get the value for them that they think — that we think they deserve. So we’re picking our time, we’re picking the opportunities that we have hopefully with strategic buyers, and there are a number that we’re working on now for ArvinMeritor, and with the new company, ArvinMeritor Dana, there’s going to be a number of them. We’re trying to get our business focused on those opportunities where we think we can grow the business and get very handsome return on invested capital.

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

Unidentified Speaker

But at the right values you would have to (multiple speakers)?

Larry Yost - ArvinMeritor — Chairman & CEO

Absolutely (technical difficulty) only one thing, creating shareowner value.

Carl Soderstrom - ArvinMeritor — CFO

As far as the warranty goes, there are really two separate issues in the CVS business driving warranty. One is a new product that was launched a few years ago, and this product basically has a component in it that is subject to damage when it’s not operated properly — I guess that’s the best way of saying it — and so we were noticing that we were getting higher (technical difficulty) on that. That design has been changed. It’s our belief that this — that these warranty claims we’re getting are really due to improper utilization of this product. But at the end of the day we have commercial relationships, and so we have accrued some money to basically make some concessions to address that.

The second warranty issue is, we started selling — traditionally we warranty the product and it’s part of the cost of buying a product. We decided a while back that we should be looking at maybe making warranty a revenue. And so, when you get a product and you get a warranty, we were selling an extended — like when you go to Sears and they ask you for your — if you what to buy the warranty on the refrigerator and that is where we basically didn’t have a lot of experience in how to estimate what that was because it was outside of our warranty period. And we have made a catch-up adjustment or we will be making a catch-up adjustment to accrue that.

Larry Yost - ArvinMeritor — Chairman & CEO

Thank you, Carl.

Unidentified Speaker

Kirk (indiscernible), J.P. Morgan. It sounds like there’s some pretty exciting growth in the commercial vehicle market on the emissions control side. And Tom showed us a slide with a lot of it ramping up in ‘05 which isn’t that far away. So I’m thinking you probably have seen some awards, and I know it’s not easy to forecast net new business in commercial vehicles because there’s so many options and you don’t provide 2005 guidance, but maybe you could give us a range of what the net new business is for the commercial vehicle business in 2005.

Larry Yost - ArvinMeritor — Chairman & CEO

Tom, you want to take a stab at it?

Tom Gosnell - ArvinMeritor — Senior VP & Pres., Commercial Vehicle Systems

Well, it is admittedly difficult. I think that that’s something we’ve never done — predict that. But what I can tell you is, certainly in 2005 the full benefits of the Mac (ph) axle proprietary award will be there. We continue to pursue our European deintegration initiatives as well. I can tell you that that array of commercial vehicle emissions technology solutions I showed you, the first two, our content is about $2000 per system. On the later technology it’s — if it’s a $5000 system our technology there will be $2000 to $3000 per system. But we’re not even giving guidance on the total market for 2005, so it’s hard for me to extrapolate what the new business will be. But as I tried to show, we’ve been very successful at winning the business that opened up, whether it was the extension of the international truck and engine business, whether it was the Mac business that we took, the extension of the Volvo air disc break business. I think that our focus is very sharp on winning those, and will continue to be.

David Leiker - Robert W. Baird & Co. — Analyst

David Leiker, Robert Baird. Two things, commercial vehicle systems, what’s behind your

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

assumptions, what kind of economic assumptions are you using for the recovery in that market in calendar ‘04? And then secondly, Carl, if you could go into a little bit more detail on the launch cost, exactly what’s going on there because it sounds like it’s focused on one particular launch?

Larry Yost - ArvinMeritor — Chairman & CEO

Tom, you want to (inaudible)?

Tom Gosnell - ArvinMeritor — Senior VP & Pres., Commercial Vehicle Systems

I think the first thing I would observe about our projection for the ‘04 market, it is well in the middle of the pack for all of the other projections I’ve been seeing, whether that’s from the original equipment builders themselves, from McKay, Martin Laddie (ph), other people who observe on our industry. Certainly we’ve seen recently that the OEMs facts sustain what we’re predicting certainly for first quarter and I think into Q2 as well. We don’t see any softening there. We’re seeing some activity with the leasing companies having come back in the market to replace vehicles. I think that the profitability for the — certainly the large motor carriers is improving. There’s been a tremendous shakeout, as many of you know, in the commercial vehicle industry, and NAFTA with over 10,000 carriers having gone bankrupt in the last three or four years.

So those who are around are stronger. Certainly the big, big players in freight hauling in North America are, I think, able and they’ve told me that they are being more selective about the freight they haul, they’re taking more profitable freight now. So I think there are a lot of underlying fundamentals in the commercial vehicle industry. At the end of the day consumerism has to drive it because we have to have product to move. But we’re seeing more and more positive signs every month. And again, when you take our projection I think you will find it to be very much in line with everyone else’s projection for the year as well.

Carl Soderstrom - ArvinMeritor — CFO

Let me try to help on the launch cost issue. There are two elements and Larry and Carl previously between them addressed them both. One is we haven’t had a lot of launches recently as programs got extended, and now we’re in that phase. There is one that is a troubling launch for us. We had to introduce a number of engineering changes to a product at the last minute to make it sufficiently appropriate for use. We have done that, of course, but we protect the customer first. We had extraordinary costs related to that in terms of flying material around the world, those kinds of things that you — when you fly to the rescue at the last minute inevitably it has hit us in Q4, it will hit us in Q1, it will diminish over time as we get more normal, stabilized sourcing patterns and supply of parts and those sorts of things. It is not our finest hour on that product for sure.

Unidentified Speaker

Can you guys take a stab at the segment margins for the fourth quarter?

Larry Yost - ArvinMeritor — Chairman & CEO

We don’t comment on that.

Unidentified Speaker

Okay. Can you talk about that sort of somewhat nonrecurring issues in the light vehicle systems business, but can you talk a little bit more about sort of the big picture there? You guys have been sort of giving price downs at a rate that exceeds your ability to take ongoing costs out, and has the (technical difficulty) at all in terms of fiscal ‘04 versus ‘03?

Larry Yost - ArvinMeritor — Chairman & CEO

Terry, you want to take a stab at that?

Terry O’Rourke - ArvinMeritor — President and COO

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

We actually said in the first part of the year we were struggling to offset price downs productivity. That reversed in Q4. And we believe going forward we are in position to do that. As I mentioned, we’re excited about Juan De La Riva assuming leadership of that business, and we have some significant step function cost savings that are in place. We have a significant percentage of the budget cost downs identified in time. We’re in better shape than we have been. Obviously we can and will strive to do more.

Unidentified Speaker

(indiscernible) on the warranty expense. You mentioned that you’re having to go back and reengineer it because your customers made some last-minute changes. Is part of the recovery in that process going back to the customer to renegotiate some contract (indiscernible)?

Larry Yost - ArvinMeritor — Chairman & CEO

Of course, but there’s always a lag time. You fix it first and you debate responsibility and recovery second. That’s the industry we’re part of, and we’re going to make sure our customers can sell cars and trucks because if they don’t we don’t sell anything.

Unidentified Speaker

Just wanted to follow up on Darren’s question. If I look at the guidance for ‘04, I think it was the slide that said operating margin for ‘04 was I think maybe up 10 basis points. I’m assuming that with the leverage you get in CVS with sales up dramatically, I would expect a pretty significant margin expansion in CVS. Plus, if I’m not mistaken, those margins are higher anyway as it becomes a bigger percentage of your total corporate operating margin, it makes a bigger contribution and a greater percentage of your revenue with a higher margin. I’m just trying to square that with sort of what that’s saying about the light vehicle margin in ‘04 relative to this issue that Darren raised about pricing versus cost reduction.

Unidentified Speaker

We’re expecting operating margin expansion in all of our businesses in ‘04. We don’t give specific guidance at this time, but you will see much more expansion in the commercial vehicle market than you will in the light vehicle, the light vehicle expansion will be relatively modest. Again, that’s driven by the fact that the industry volumes are largely flat to slightly down year-over-year. But we expect each of our businesses to show margin expansion year-over-year, and we expect the light vehicle business to show modest expansion.

Unidentified Speaker

Two things. First, United Auto Workers have been getting pretty aggressive lately with suppliers, and we’ve had neutrality agreements signed now by three major companies effectively allowing union in. Can you talk about what percentage of your North American plants are already unionized with UAW, and what you see as the outlook going forward. Are you getting pressure to open the door to the union in plants that aren’t unionized today?

Unidentified Speaker

We do have (indiscernible) in plants, we have other union representation in this country as well, and we have a number of union free plants. Certainly the position of the UAW is clear, and the neutrality agreements have been signed. We have not signed one. We are not discussing it actively with the UAW at this time. Again, we have some UAW plants, we also have plants with many other members of the AFL CIO. We serve a number of different markets. Our preference is obviously to be union free. Where appropriate we think we have an effective relationship with unions.

Unidentified Speaker

You’re not talking about the auto companies are pressuring the suppliers to have more unions?

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

Larry Yost - ArvinMeritor — Chairman & CEO

That was certainly discussed at length I think before the negotiations, David. We have not at this juncture.

Unidentified Speaker

One follow up for Carl. On the warranty, is this equally spread out between — that seems like a onetime adjustment, is that hitting Q4 or Q1 or both?

Carl Soderstrom - ArvinMeritor — CFO

Q4 only.

Unidentified Speaker

So in Q1, this week’s Q1 number doesn’t have warranty as an issue in it, so it’s all — all the shortfall then would be due to — with respect to what’s going to change because the OPEB intention doesn’t change (inaudible) year, higher R&D doesn’t change. So the one item that will go away in future quarters is launch, right, is that the (inaudible)?

Carl Soderstrom - ArvinMeritor — CFO

The launched and — it depends on whether you’re talking about sequential quarters or year-over-year quarter I think, David. So if you’re talking about sequential quarters, yes, the engineering cost should stay, the launch cost should go down, pension and OPEB will stay, taxes will stay.

Unidentified Speaker

So the one item —.

Carl Soderstrom - ArvinMeritor — CFO

There are some mix issues that are unique to the fourth quarter, and of course then if you look at quarter-over-quarter there’s a seasonality of the business and the growth in the commercial vehicle markets going forward.

Unidentified Speaker

Then the number last year, what was in that first quarter that was unusually high? How big was that? Was that one time (inaudible)?

Carl Soderstrom - ArvinMeritor — CFO

There were a couple of small, favorable events in the first quarter that make the year-over-year number impact the year-over-year comparison.

Unidentified Speaker

All right. Thank you.

Unidentified Speaker

Can you talk at all about sort of ballpark what the incremental margins are as CVS recovers over the next couple of years?

Carl Soderstrom - ArvinMeritor — CFO

You know, we would expect, as I think Tom mentioned, that as the markets go back up to the high 200’s and all that we would see margins recovering back up into the 8 percent type ranges I guess for the CVS business, which is where they were in ‘98 and ‘99 (indiscernible) 2001.

Unidentified Speaker

And over the next year or two, what kind of incremental margins, just a comment there? I’m trying to understand how much excess capacity there is and what impact — positive impact that has as you fill up those plants.

Larry Yost - ArvinMeritor — Chairman & CEO

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

I don’t know how to respond to that. The plants that we have certainly have — we haven’t taken any capacity out of the systems since we were up in the 300 — 300,000 Class 8 (ph) market in North America. We have continued to do some outsourcing of component manufacturing. In fact, we’ve added some capacity in some areas since that time. So as the market comes back, we would expect to pretty much come back up the same slope we were on before.

Carl Soderstrom - ArvinMeritor — CFO

What we have said repeatedly is that — we think our sweet spot for margins on the commercial vehicle North America is around 260 to 270. So you’d have to guestimate when the industry is going to get back to that number, is it going to be 2004, 5, 6 or whatever. And when we get there we would expect to have those kinds of returns.

Unidentified Speaker

A quick question regarding Carl’s slide on — it’s the bridge of LVS sales and one of the columns, one of the negative columns is this vehicle mix. I think, Carl, at the time you mentioned that it was (technical difficulty) old platforms to new platforms, which if we could get a little more color on that, it sounds like maybe it should be in the price column, and if not why it wasn’t?

Carl Soderstrom - ArvinMeritor — CFO

Kirk, what we’re trying to describe there is as platforms age, any platform you’re on, we’ll lose volume for that vehicle. For example, if you look at the VW Beetle, three years I think it sold 400,000 units, this coming year it may do 2 something or another. As that happens, your effective volume falls off because their little piece of the market shrinks as the vehicles age and as new entries occur. PT Cruiser would be another example. Some of the major platforms we’re on in North America are getting a little older. So we anticipate that they will sell fewer units. That’s really what it is. On the other hand, we get the benefit when they’re hot, you have to be fair about that.

Unidentified Speaker

So the volume that’s in the volume column is just the change in the market overall?

Carl Soderstrom - ArvinMeritor — CFO

Exactly.

Unidentified Speaker

Thank you.

Larry Yost - ArvinMeritor — Chairman & CEO

Okay, we’re going to take one more question.

Unidentified Speaker

Would you expect the Dana Board to take any incremental actions that impede the potential for the deal to come about, or would you expect them just to sort of continue on in the course that they’ve followed assuming that you stay resolute in your effort?

Larry Yost - ArvinMeritor — Chairman & CEO

Again, it’s hard for me to speculate what the Board will do, particularly given the situation that they have in their leadership of the company, we just don’t know. The only thing we know for certain is that we’re just as committed to the transaction today as we were back in June, and just as convinced that it’s the right thing to do for our customers and their investors and our investors and all of our employees. So we’re going to make it happen. Okay?

Alright, here’s the game plan, folks. There are lunches, boxed lunches out there. Get your lunch. The management team is going to be scattered around various tables, very informal. We’re going to have a lunch until 12:30, and

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

then there have been one-on-one’s schedules in two rooms at the next level down and we’ll be at those. You should have your assignment or what has been agreed upon for your schedule.

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FINAL TRANSCRIPT

ARM — ArvinMeritor, Inc. Analyst Day

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